Exhibit 2.1

LICENSE AGREEMENT

between

VIROPHARMA INCORPORATED

and

SCHERING CORPORATION

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is executed as of the latest date of signature appearing below (the “Execution Date”) and is made effective as of the Effective Date (as defined below) by and between Schering Corporation, a New Jersey corporation having its principal place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (hereinafter “Schering Corp”) and its Affiliate Schering-Plough Ltd., a corporation organized and existing under the laws of Switzerland and having its principal place of business at Weystrasse 20, P.O. Box, CH-6000 Luzerne 6, Switzerland (hereinafter referred to individually as “SPL”, and collectively with Schering Corp as “Schering”), and ViroPharma Incorporated, a Delaware corporation having offices at 397 Eagleview Boulevard, Exton, Pennsylvania 19341 (hereinafter “ViroPharma”). References to Schering shall include its Affiliates (as hereinafter defined). Each of Schering and ViroPharma are also referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, ViroPharma is developing pharmaceutical products containing the Compound (as defined below) for distribution and sale in the Territory (as defined below); and

WHEREAS, Schering has expertise and experience in the development and commercialization of pharmaceutical products in the Territory; and

WHEREAS, Schering Corp and ViroPharma entered into that certain Option Agreement dated November 25, 2003 (the “Option Agreement”) granting Schering Corp an option to obtain an exclusive license to pharmaceutical products containing the Compound in the Territory; and

WHEREAS, Schering Corp has notified ViroPharma that it wishes to exercise the option and obtain, and ViroPharma is willing to grant, an exclusive license to pharmaceutical products containing the Compound in the Territory,

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereto agree as follows:

I.	DEFINITIONS.

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Adverse Event” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered a medicinal product and which does not necessarily have to have a causal relationship with this treatment. An AE can therefore be any unfavorable and unintended sign (for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to this medicinal product. An AE is also meant to encompass all adverse events, medical device events, (including incidents, near-incidents, serious injuries, malfunctions, failures) or untoward medical events, etc., as well as other reportable events such as suicide or aggressive behavior threats, overdose, abuse, misuse, medication errors, and events that are possibly or probably related to biomedical research.

1.2 “Affiliate” shall mean either a corporation or other business entity, whether de jure or de facto, which, directly or indirectly, owns, is owned by, or is under common ownership with, a Party hereto to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm partnership, corporation or other entity actually controlled by, controlling or under common control with a Party to this Agreement. For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that the existing joint ventures between Merck & Co., Inc. and Schering-Plough Corporation (the corporate parent of Schering) shall not be deemed to be Affiliates of Schering for purposes of this Agreement.

1.3 “Business Information” shall mean any and all materials, data and information related to the commercialization of the Compound and/or the Products in the Field in the Territory that is developed by or on behalf of Schering or its Affiliates, including without limitation any business strategies, sales forecasts, marketing plans, market research, marketing and promotional materials, pricing information, or customer lists.

1.4 “cGMP Requirements” shall mean all applicable laws, guidelines and regulations in the Territory related to the manufacture, packaging, storage, shipping, handling, quality control testing, release and/or quality assurance of active drug substances and/or pharmaceutical products, including without limitation the current Good Manufacturing Practice regulations set forth at US 21 Code of Federal Regulations (“CFR”) (chapters 210, 211, 600, and 610), as the same may be amended or re-enacted from time to time, and regulations such as ICH Q7A.

1.5 “Combination Product” shall mean any form or dosage of pharmaceutical composition or preparation in final form for sale by prescription, over-the-counter or any other method which contains two or more active ingredients, one of which is a Compound.

1.6 “Competing Product” shall mean any pharmaceutical product for the treatment or prevention in human beings of the common cold which has as its primary mechanism of action the direct and specific inhibition of picornavirus, and that is not a Product.

1.7 “Compound” shall mean any compound covered by any of the Patent Rights, including but not limited to Pleconaril, and shall include any stereoisomer, salt, hydrate or crystalline structure thereof.

1.8 “Confidential Information” shall mean Business Information, R&D Results, the Know-How and all other developments, techniques, methods, materials, reagents, processes,

procedures, data, results, conclusions, apparatus, products, trade secrets or other proprietary information or materials, improvements thereto, modifications thereof and know-how, whether patentable or not, which are disclosed by one Party to the other Party, (a) during discussions or negotiations in connection with this Agreement or the Option Agreement (including, without limitation, the terms of this Agreement and of the Option Agreement), or (b) during the term of this Agreement or the Option Agreement.

1.9 “Disclosing Party” shall have the meaning set forth in Section 10.1.

1.10 “Effective Date” shall mean the next business day following the last to occur of (i) the Execution Date, or (ii) the expiration or earlier termination of any notice and waiting period under the HSR Act.

1.11 “Evaluation Period” shall have the meaning set forth in Section 2.4(a).

1.12 “Expanded Field” shall have the meaning set forth in Section 2.4(b).

1.13 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.14 “Field” shall mean the treatment or prevention of the common cold in human beings caused by a picornavirus infection.

1.15 “First Commercial Sale” shall mean, with respect to the Product in a given country in the Territory, the first sale by Schering or its Affiliates to any Third Party (which is not an Affiliate or sublicensee of Schering) of such Product following Regulatory Approval to market and sell such Product in such country for an indication in the Field.

1.16 “Formulation” shall mean a liquid for intranasal dosing for use in the Field containing as its active ingredient Pleconaril, as well as [***].

1.17 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.18 “IND” shall mean an investigational new drug application or the equivalent, which is filed by ViroPharma with the FDA to obtain approval to conduct clinical studies in the Field in the United States through administration of the Compound and/or Products to human beings, as well as any corresponding applications or approvals for the Compound and/or Products in Canada.

1.19 “Initial Studies” shall mean the following human clinical studies that were performed by ViroPharma using Pleconaril under the Option Agreement: (a) a phase I tolerability study; (b) a phase II dose ranging study, and (c) a phase I CYP 3A drug interaction study, in each case for an intranasal dosage form of the Product.

1.20 “Know-How” shall mean any and all information, materials, processes and methods owned by ViroPharma, licensed to ViroPharma under the SaSy Agreement, or otherwise controlled by ViroPharma which during the term of this Agreement are not generally known and are utilized in connection with the development, manufacture or use of the Compound and/or the Products.

1.21 “Life Threatening Indications” or “LTI” shall have the meaning set forth in Section 2.4(a).

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.22 “NDA” shall mean a New Drug Application, Product License Application or the equivalent, which is filed with the FDA seeking approval to market and sell a Product in the Field in the United States, as well as any corresponding applications or approvals for the Product in the Field in Canada.

1.23 “Net Sales” shall mean the invoiced sales of Products in the Territory by Schering and its Affiliates to unaffiliated Third Parties (exclusive of intercompany transfers or inter-company sales), after deducting:

(i)	customary trade discounts, reasonable quantity and cash discounts, and/or rebates (including without limitation, chargebacks, trade rebates, managed care rebates, government rebates and other reasonable and customary discounts, allowances, credits and rebates);

(ii)	allowances or credits to customers on account of rejection or return of Products or on account of retroactive price reductions affecting Products;

(iii)	freight and insurance; and

(iv)	value added, sales, use or turnover taxes, and excise taxes or customs duties or local charges or taxes, included in the invoiced amount.

1.24 “New Licenses” shall have the meaning set forth in Section 6.10.

1.25 “Notice Date” shall have the meaning set forth in Section 2.4(b).

1.26 “Patent Rights” shall mean any granted patents and/or pending patent applications related to the development, manufacture or use of the Compound in the Territory that are owned by ViroPharma, licensed to ViroPharma under the SaSy Agreement, or otherwise controlled by ViroPharma, including any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or provisional applications of any such patents and patent applications, and any equivalents in the Territory of any of the above. The Patent Rights shall include, without limitation, U.S. Patent No. 5,464,848, Canadian Patent No. 2,094,012, and any other relevant patents licensed to ViroPharma under the SaSy Agreement.

1.27 “Patent Royalty” shall have the meaning set forth in Section 6.3(i).

1.28 “Pleconaril” shall mean the novel antiviral compound known as pleconaril (also known as VP 63843), as described in U.S. Patent No. 5,464,848

1.29 “Product” shall mean any form or dosage of pharmaceutical composition or preparation in final form for sale by prescription, over-the-counter or any other method which contains as an active ingredient one of the Compounds, including Combination Products.

1.30 “Product Improvement” shall mean any inventions and discoveries relating to the Compound, Formulation and/or the Product developed by or on behalf of Schering under this Agreement, including, without limitation, inventions and discoveries relating to the manufacture, use, marketing, distribution, promotion or sale of Compound, Formulation and/or Product.

1.31 “Public Presentation” shall mean any manuscript, abstract or other form of public presentation, including, without limitation, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media (e.g. any computer access system such as the Internet, World Wide Web, etc.), which contains any portion of the Confidential Information of the other Party hereto.

1.32 “R&D Results” shall mean any and all data, information, materials, processes and methods related to the Compound and/or the Product that are developed by or on behalf of Schering or its Affiliates during the term of this Agreement in connection with the development, manufacture or use of the Compound and/or the Products, including without limitation data and information related to Product Improvements, clinical trials (including Phase IV studies), formulation development, process research or other research and development activities; provided, however, that R&D Results shall not include any Business Information.

1.33 “Receiving Party” shall have the meaning set forth in Section 10.1.

1.34 “Regulatory Approval” shall mean any and all approvals (including NDA approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture, use, storage, import, export, transport, promotion, marketing or sale of a Product in a country in the Territory, including without limitation, pricing or reimbursement approvals.

1.35 “SaSy Agreement” shall mean the First Amended and Restated Agreement, dated February 27, 2001 between Sanofi-Synthelabo and ViroPharma Incorporated, as amended by that certain letter agreement dated November 24, 2003 between Sanofi-Synthelabo and ViroPharma Incorporated, and as it may be further amended from time to time after the date hereof in (subject to ViroPharma’s obligations in respect of any such future amendment as set forth herein), pursuant to which ViroPharama holds a sole and exclusive license in the Territory under certain of Sanofi-Synthelabo’s patents, patent applications, trademarks and know-how relating to the Compound and/or the Products.

1.36 “Schering Subsidiary” shall mean an Affiliate of Schering that is directly or indirectly one hundred percent (100%) owned or controlled by Schering-Plough Corporation (the corporate parent of Schering).

1.37 “Schering Trademarks” shall have the meaning set forth in Section 5.9.

1.38 “Serious AE” means any adverse drug, biologic, or device experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, requires or prolongs in-patient hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. An important medical event that may not result in death, be life-threatening, or require hospitalization may be considered a Serious AE when, based upon appropriate medical judgment, it may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in in-patient hospitalization or the development of drug dependency or drug abuse.

1.39 “Specifications” shall mean the specifications for the Compound set forth in ViroPharma’s IND for the Compound.

1.40 “Territory” shall mean Canada and the United States (including their territories, possessions and commonwealths).

1.41 “Third Party” shall mean any individual or entity other than Schering, ViroPharma and their respective Affiliates.

1.42 “Trademarks” shall mean PICOVIR, any and all other trademarks in the Territory for use in connection with the marketing and sale of the Products in the Field which are owned or controlled by ViroPharma, including, without limitation, any such trademarks licensed to ViroPharma under the SaSy Agreement.

1.43 “Trademark Royalty” shall have the meaning set forth in Section 6.3(ii).

1.44 “Valid Claim” shall mean a composition of matter claim, or method of use claim (or its equivalent) of an issued and unexpired patent in a country in the Territory which covers the Compound, is included within the Patent Rights, that provides market exclusivity (as defined below) as to the Product, that absent the license provided hereunder would be infringed by Schering’s or its Affiliates’ marketing, distribution or sale of Compound or Product in such country of the Territory, and which (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. Market exclusivity means that sales (in units) of all Product by Schering or its Affiliates in a country in the Territory (“Schering Sales”) constitute more than 75% by volume of the sum of (1) Schering Sales and (2) all sales (in units) of Product by entities other than Schering or its Affiliates in such country.

1.45 “ViroPharma Compassionate Use Indications” shall mean the following compassionate use indications which, as of the Execution Date, are included in one or more of ViroPharma’s active INDs for the Compound:

(i)	Acute myocarditis of presumptive picornaviral origin,

(ii)	Acute or progressive encephalitis of presumptive picornaviral origin,

(iii)	Neonatal sepsis of presumptive picornaviral origin,

(iv)	Evidence of presumptive picornaviral infection in the presence of a primary or secondary immune deficient disorder (e.g., Brutons X-linked agammaglobulinemia, severe combined immune deficiency, hyper IgM, hypogammaglobulinemia, common variable immune deficiency, bone marrow or organ transplant recipients), and

(v)	VAPP, wild-type paralytic poliomyelitis, or other paralytic illness of picornaviral origin.

II.	LICENSE

2.1 License Grant. Effective as of the Effective Date, ViroPharma hereby grants to Schering and/or its designated Affiliate(s) an exclusive (even as to ViroPharma) license under the Patent Rights and Know-How (including, without limitation, the Patent Rights and Know-How licensed to ViroPharma under the SaSy Agreement) in the Field in the Territory to make, have made, use, import and export, offer for sale and sell the Compound and the Products. In the case of Patent Rights and Know-How licensed to ViroPharma pursuant to the SaSy Agreement, the license to Schering shall be limited at any time during the term of this Agreement to only those rights received by ViroPharma under the SaSy Agreement (including as it may be amended), as such rights exist at such time. Upon designating any of its Affiliates that is not also a Schering Subsidiary to receive a license under this Section 2.1, Schering shall notify ViroPharma in writing of such designation, and ViroPharma shall have the right to provide such information to Sanofi-Synthelabo. For the sake of clarity, in the case of Patent Rights and Know-How licensed to ViroPharma pursuant to the SaSy Agreement, the sublicense to Schering shall be to the full extent of the rights licensed to ViroPharma, and ViroPharma shall not reduce such extent by its acts or omissions without the prior written consent of Schering. As of the Execution Date, Schering Corp is designated to hold the license rights granted under this Section 2.1 with respect to the United States, and SPL is designated to hold the license rights granted under this Section 2.1 with respect to Canada.

2.2 Trademark License. Effective as of the Effective Date, ViroPharma hereby grants to Schering and/or its designated Affiliate(s) an exclusive (even as to ViroPharma) license under the Trademarks in the Territory to make, have made, use, import and export, offer for sale and sell the Products in the Field. The license granted under this Section 2.2 includes an exclusive sub-license to all of the corresponding rights and licenses granted to ViroPharma in the Field in the Territory under the SaSy Agreement with respect to the Products, but is limited at any time during the term of this Agreement to only those rights received by ViroPharma under the SaSy Agreement (including as it may be amended), as such rights exist at such time. Upon designating any of its Affiliates to receive a license under this Section 2.2, Schering shall notify Sanofi-Synthelabo in writing of such designation. For the sake of clarity, in the case of Trademarks licensed to ViroPharma pursuant to the SaSy Agreement, the sublicense to Schering shall be to the full extent of the rights licensed to ViroPharma, and ViroPharma shall not reduce such extent by its acts or omissions without the prior written consent of Schering. As of the Execution Date, Schering Corp is designated to hold the license rights granted under this Section 2.2 with respect to the United States, and SPL is designated to hold the license rights granted under this Section 2.2 with respect to Canada.

2.3 Sublicenses. The licenses granted to Schering under Sections 2.1 and 2.2 shall include the limited right to grant sublicenses to Third Parties contracted by Schering or its Affiliates to perform services in connection with the development and/or commercialization of the Products in the Field in the Territory, but in the case of Patent Rights and Know-How licensed to ViroPharma pursuant to the SaSy Agreement, and sublicensed to Schering under Section 2.1 or 2.2, Schering’s right to sublicense shall be limited at any time during the term of this Agreement to only those rights received by ViroPharma under the SaSy Agreement (including as it may be amended), as such rights exist at such time, and shall be subject to the prior consent of Sanofi-Synthelabo. Any such sublicenses shall be granted solely for the purpose of, and only to the extent necessary to, enable such contractors to perform the relevant services for Schering, shall be consistent with the terms and conditions of this Agreement and the SaSy Agreement, and shall not include any right to grant further sublicenses. Except as expressly provided for in this Section 2.3, Schering shall have no right to grant sublicenses under this License Agreement. Nothing in this Agreement shall prevent Schering from contracting with Third Parties to assist in the development or commercialization of Compound and Products in the Territory in the Field to the extent that the activities of such Third Parties do not require a sublicense under Patent Rights, Know-How or Trademarks. For the sake of clarity, in the case of Patent Rights and Know-How licensed to ViroPharma pursuant to the SaSy Agreement, the sublicense to Schering shall be to the full extent of the rights licensed to ViroPharma, and ViroPharma shall not reduce such extent by its acts or omissions without the prior written consent of Schering.

2.4 Rights Outside the Field. ViroPharma shall not develop or commercialize, or grant or convey to any third party any rights to develop or commercialize, the Compound and/or Products for use outside the Field without the prior written consent of Schering. Any such written consent granted by Schering shall include the terms under which such development or commercialization may proceed.

(a) Evaluation of LTI. During the [***] period immediately after the Effective Date (the “Evaluation Period”) the Parties shall meet to discuss whether or not ViroPharma should be permitted to proceed with the development and commercialization of the Compound and Products in the Territory for the prevention or treatment of certain life-threatening disease or conditions caused by picornaviruses, which may include, without limitation, the ViroPharma Compassionate Use Indications (the “Life Threatening Indications” or “LTI”). Such discussions may include, without limitation, consulting with the FDA and/or other regulatory authorities in the Territory to assess the risk that such development and/or commercialization activities would be relevant to and/or could raise issues with respect to, or otherwise adversely affect, the Compound and/or Products being developed and commercialized by Schering in the Field under this Agreement. On or before the expiration of the Evaluation Period, Schering shall determine, based upon the discussions and risk assessment conducted by the Parties, whether or not the continued development and subsequent commercialization of the Compound and/or Products for LTI presents an unacceptable risk to the development and/or commercialization of the Compound and/or Products in the Field. Schering shall notify ViroPharma in writing of such determination on or before the expiration of the Evaluation Period.

(b) Decision on LTI. If Schering notifies ViroPharma that the risk to the Compound and/or the Products in the Field is unacceptable, then effective on the date of such notice to ViroPharma (the “Notice Date”), the Field shall be expanded to mean (i)

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

any and all indications involving the treatment or prevention of picornavirus infections (including, without limitation, the common cold and LTI), and (ii) any Other Indications (as defined in the SaSy Agreement) to which ViroPharma obtains rights pursuant to the SaSy Agreement (the “Expanded Field”), and all references in this Agreement to the “Field” shall thereafter mean the Expanded Field; provided that Schering’s rights shall be subject to Section 2.4(c). In such event, on or immediately after the Notice Date, ViroPharma shall discontinue all efforts to develop and/or commercialize the Compound and/or Products in the Expanded Field and terminate any discussions or interactions with third parties with regard to possible licenses or other business transactions related thereto; provided, however, that ViroPharma’s compassionate use programs for the Compound and/or Products shall be governed by and subject to Section 3.3.

(c) Restriction on Schering Activity. If the Field is expanded pursuant to Section 2.4(b), Schering covenants to ViroPharma that notwithstanding anything in this Agreement to the contrary it shall not at any time during the term of this Agreement undertake any actions to develop or commercialize, or to license any third party to develop or commercialize, the Compound and/or the Products in the Territory for any indications within the Expanded Field other than for the treatment or prevention of the common cold, without the prior written consent of ViroPharma, which consent may withheld by ViroPharma in its sole discretion and shall be subject to the Parties reaching agreement on the terms for development and commercialization of such other indications.

(d) Effecting License. Notwithstanding the exclusive licenses granted to Schering by ViroPharma pursuant to Article 2, Schering grants to ViroPharma a limited license under the Patent Rights, Know-How and Trademarks in the Territory to make, have made, use, import and export, offer for sale and sell the Compound and the Products solely as permitted under Section 3.3. The licenses granted to ViroPharma under this Section 2.4(d) shall include the limited right to grant sublicenses to Third Parties contracted by ViroPharma or its Affiliates to perform services in connection with the development and/or commercialization of the Products in the Field in the Territory as permitted under Section 3.3. Any such sublicenses shall be granted solely for the purpose of, and only to the extent necessary to, enable such contractors to perform the relevant services for ViroPharma, shall be consistent with the terms and conditions of this Agreement and the SaSy Agreement, and shall not include any right to grant further sublicenses. The Parties acknowledge that to the extent that any licenses are granted to ViroPharma pursuant to this Section 2.4(d), all such licenses and any sublicenses of such rights granted by ViroPharma to Third Parties shall immediately terminate in the event that that ViroPharma’s compassionate use programs are terminated, or transferred to Schering’s control, pursuant to Section 3.3.

2.5 Non-Compete. Effective as of the Effective Date, Schering and its Affiliates shall not, directly or indirectly, commercially market in the Territory, or manufacture for commercial marketing in the Territory, any Competing Product. The non-compete obligations set forth in this Section 2.5 shall expire upon the last to occur of: (i) the date that is five (5) years before the expected expiration of the last to expire Patent Rights in the United States having at least one Valid Claim that is a composition-of-matter claim to the Compound (including as such patent expiration date may be extended); or (ii) the date that is five (5) years after the First Commercial Sale of the Product in the United States. If ViroPharma terminates this Agreement because of the breach of a material term of this Agreement by Schering, or if Schering terminates this Agreement pursuant to a unilateral termination right permitted to be exercised without cause (as defined below) and provided that there are Patent Rights in the United States having at least one Valid Claim that is a composition-of matter claim to the Compound, then the non-compete obligations set forth in this Section 2.5 shall survive such termination until the earlier of: (a) the two-year anniversary of the termination of this Agreement, or (b) the expiration of the period described in the preceding sentence. If Schering terminates this Agreement because of the breach of a material term of this Agreement by ViroPharma, then the non-compete obligations set forth in this Section 2.5 shall terminate upon termination of this Agreement. A “unilateral termination right permitted to be exercised without cause” means a right to terminate this Agreement after a specified notice period without the provision of any reason or explanation.

2.6 HSR Filing and Approvals. To the extent necessary, each of ViroPharma and Schering shall file, within ten (10) days after the Execution Date, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) any notification and report form (the “Report”) required of it in the reasonable opinion of either or both Parties under the HSR Act with respect to the transactions contemplated hereunder. Each Party shall cooperate with the other Party, to the extent necessary and permitted by applicable law, to assist the other Party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or early termination of any and all applicable waiting periods required by the HSR Act. Schering shall be solely responsible for any filing fees required to be paid, or other costs and expenses incurred by Schering, in connection with any filing made by Schering pursuant to the HSR Act.

(a) Assistance by ViroPharma. ViroPharma shall use good faith reasonable efforts to assist Schering in eliminating any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, Schering’s promptly taking all reasonable steps necessary to secure government antitrust clearance. ViroPharma shall cooperate in good faith at its own cost with any government investigation and promptly produce documents and information demanded by a second request for documents and of witnesses if requested.

III.	DEVELOPMENT

3.1 Transfer of Responsibility. Effective as of the Effective Date, Schering shall assume responsibility for, and shall have sole decision-making authority with respect to, the development of the Compound and the Products in the Field in the Territory at Schering’s sole expense; provided that ViroPharma shall remain solely responsible for any costs related to the Initial Studies, which Schering acknowledges have been completed. Schering’s responsibilities and decision making authority shall include, without limitation, any and all additional clinical studies, toxicological studies and other development activities necessary to prepare any final NDAs or obtain Regulatory Approval for the Products in the Field in each country in the Territory. Schering shall also be responsible for preparation, filing and maintenance of all NDAs for the Products in the Field in the Territory. Schering shall use commercially reasonable efforts to perform its obligations with respect to the development of the Products in the Field in the Territory, which efforts shall be comparable to the efforts Schering extends with respect to its other products at a similar stage of development having substantially similar commercial potential and value. The Parties acknowledge and agree that nothing herein shall be construed as obligating Schering to develop more than one Product in the Field in the Territory.

3.2 Cooperation by ViroPharma. On or promptly after the Effective Date, ViroPharma shall transfer to Schering or its designated Affiliate all INDs for the Compound and/or the Products in the Field in the Territory. In addition, promptly after the Effective Date ViroPharma shall, upon request, transfer to Schering any additional Know-How in the Field not previously provided to Schering. During the [***] period immediately following the Effective Date, ViroPharma shall, upon reasonable request, make itself reasonably available to Schering to discuss matters relating to development activities for the Products, and shall provide Schering with access to documents and records of ViroPharma (during normal business hours) as is reasonably necessary to enable Schering to perform such development activities in a timely manner. ViroPharma shall bill Schering for the time spent by ViroPharma employees in excess of two hundred (200) hours during such [***] period in providing assistance at rates to be agreed to by the Parties

3.3 Compassionate Use Programs. ViroPharma shall not make Compounds or Products available under its compassionate use programs, or initiate any new compassionate use programs, in the Territory for any indications other than the ViroPharma Compassionate Use Indications, without Schering’s prior written approval. In addition, Schering shall have the right, exercisable at its sole discretion at any time during the term of this Agreement, to instruct ViroPharma to discontinue its compassionate use programs and/or to assume control over all of ViroPharma’s compassionate use programs in the Territory under which patients are being provided access to the Compound and/or Products. Schering shall notify ViroPharma in writing in the event that Schering decides to exercise its right to terminate or take control of such compassionate use programs. Promptly following such notice, ViroPharma shall fully cooperate with Schering and otherwise undertake any actions reasonably requested by Schering to terminate or to transfer control over the compassionate use programs to Schering or its designated Affiliate.

IV.	COMMERCIALIZATION

4.1 Diligence. Except as limited by Section 2.4(c), effective as of the Effective Date, Schering and its Affiliates shall, at Schering’s expense, use commercially reasonable efforts to obtain Regulatory Approval for and to commercialize the Product(s) in the Field in the Territory for such indications as Schering determines are desirable. The Parties acknowledge and agree that nothing herein shall be construed as obligating Schering to obtain Regulatory Approval for and/or to commercialize more than [***] in the Field in the Territory. The Parties further acknowledge and agree that all business decisions including, without limitation, decisions relating to Schering’s research, development, registration, manufacture, sale, commercialization, design, pricing, distribution, marketing and promotion of Products covered under this Agreement, shall be within the sole discretion of Schering. Accordingly, Schering shall be responsible, at its cost and expense, and in its sole judgment, for all activities that are necessary to obtain

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Regulatory Approval for the Product and any post-approval studies required as a condition of obtaining any Regulatory Approval for the Product in the Field in the Territory. Schering shall also be responsible, at its cost and expense, and in its sole judgment, for determining the appropriate regulatory strategy for obtaining and maintaining all Regulatory Approvals, including any pricing and reimbursement approvals required for the sale of the Products in the Field in the Territory. Schering shall own the Business Information, the R&D Results, and all other data and information arising out of any and all studies or other research and development or commercial activities performed by or on behalf of Schering under this Agreement. Each Regulatory Approval, including pricing and reimbursement approvals, shall be owned by and held in the name of Schering or its designated Affiliate. ViroPharma acknowledges that Schering is in the business of developing, manufacturing and selling pharmaceutical products and nothing in this Agreement shall be construed as restricting such business or imposing on Schering the duty to market and/or sell and exploit Compound or Products for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any way other than in accordance with its normal commercial practices. The Parties acknowledge and agree that nothing in this Section 4.2 shall be construed as obligating Schering or its Affiliates to any greater diligence obligations for the Products in the Territory than those expressly provided for under Section 4.4 of the SaSy Agreement.

4.2 Excused Performance. Schering’s obligations under Section 4.1 with respect to Products are expressly conditioned upon the continuing absence of any adverse condition or event that reasonably warrants a delay in the development or commercialization of the Compound and/or Product including, but not limited to, an adverse condition or event relating to the safety or efficacy of the Compound and/or Product, or unfavorable labeling, pricing or pricing reimbursement approvals, or lack of Regulatory Approval. Schering’s obligations to develop or market any such Compound and/or Product shall be delayed or suspended so long as in Schering’s reasonable opinion any such condition or event exists.

4.3 Diligence failure. If in ViroPharma’s reasonable opinion, Schering fails to comply with any of its diligence obligations under Section 4.1, then ViroPharma shall have the right to give Schering written notice thereof stating in reasonable detail the particular failure(s). Schering shall have a period of thirty (30) days from the receipt of such notice to correct the failure or, in the event that the failure cannot be reasonably cured within a thirty (30) day period, then Schering shall initiate actions reasonably expected to cure the failure within thirty (30) days of receiving notice and shall thereafter diligently pursue such actions to cure the failure (even if requiring longer than the thirty (30) days specified in this Section 4.3), but in any case within ninety (90) days from the receipt of such notice to correct the failure. In the event of a dispute as to whether or not Schering has failed to exercise due diligence under Section 4.1 or whether Schering is diligently pursuing actions reasonably expected to cure such failure under this Section 4.3, such dispute shall be resolved in accordance with Section 13.4(a) below and Exhibit C attached hereto. If Schering does not cure such failure, or otherwise discontinues the reasonably diligent development or commercialization of Product in the Territory, this Agreement shall be terminated.

4.4 Use of Data by Sanofi-Synthelabo. Notwithstanding any other provision of this Agreement, Schering grants to Sanofi-Synthelabo, directly, and through ViroPharma, the exclusive right to use the R&D Results solely for use in applying for health registrations of Product outside the Territory. The rights granted under this Section 4.4 shall be subject to the payment of royalties to Schering under Section 6.11, and may be terminated by Schering on thirty (30) days notice of any uncured breach of Section 6.11.

4.5 License of Inventions to Sanofi-Synthelabo. Notwithstanding any other provision of this Agreement, Schering grants to Sanofi-Synthelabo, directly, and through ViroPharma, the exclusive unrestricted right outside the Territory, to make, have made, use, market and sell products containing Product Improvements. The rights granted under this Section 4.5 shall be subject to the payment of royalties to Schering under Section 6.11, and may be terminated on thirty (30) days notice of any uncured breach of Section 6.11.

4.6 Reporting. Beginning on the Effective Date, Schering shall provide ViroPharma with semi-annual reports summarizing the status and progress of the research and development activities (including the status of any applications for Regulatory Approval) for the Product.

V.	MANUFACTURE AND SUPPLY OF PRODUCTS

5.1 Technology Transfer. On or promptly after the Effective Date, ViroPharma shall arrange for a complete technology transfer to Schering or its designated Affiliate (a) such data and information in ViroPharma’s possession reasonably requested by Schering related to the processes and procedures for the manufacture, testing, handling, storage, formulation and packaging of the bulk active Compound and the finished Products, (b) the specifications and release testing for the Compound and Products, (c) complete copies of the CMC sections for all of ViroPharma’s INDs for the Compound and/or Products, and (d) samples of all available reference standards for the Compound and Products, including any known impurities and/or metabolites (the “Transfer Materials”). Within seven (7) business days after delivery of the Transfer Materials by ViroPharma to Schering, Schering shall inform ViroPharma of whether additional Transfer Materials are required, and if so, shall describe with particularity such additionally required Transfer Materials. The terms of the immediately preceding sentence shall also apply to any later deliveries of Transfer Materials delivered to Schering at their request. If Schering does not provide such notice to ViroPharma within such seven (7) business day period, then Schering shall be deemed to have such received such Transfer Materials required for it to make the determination regarding the Specifications described in Section 5.2 below. During the [***] period immediately following the Effective Date, ViroPharma shall, upon request, transfer to Schering any additional information described in Section 5.1(a) above not previously provided to Schering, and ViroPharma shall also, upon request by Schering, make reasonably available ViroPharma’s employees to Schering to discuss matters relating to the processes and procedures for the manufacture, testing, handling, storage, formulation and packaging of the bulk active Compound and the finished Products, and shall assist Schering in contacting ViroPharma’s Third Party manufacturing contractors involved with the manufacture of the Compound and/or Product, all as reasonably necessary to

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

advise and assist Schering or its designated Affiliate in the technology transfer, and the start-up and validation of the manufacturing process for the Compound and/or Products. Such access to personnel shall be during normal business hours and Schering shall pay ViroPharma for the reasonable travel costs and other out-of-pocket expenses incurred by such personnel, as well as a reasonable hourly rate to be agreed to by the Parties for the time of such personnel in excess of two hundred (200) hours during such [***] period, at Schering’s request in providing such advice and assistance. Following the successful completion of the technology transfer provided for under this Section 5.1, Schering (or its designated Affiliate or Third Party contractor) shall be responsible for the manufacture of all of Schering’s requirements for supplies of the Compound and the Product for the Territory in excess of the initial supplies to be provided by ViroPharma under Section 5.2

5.2 Initial Supplies of Compound. On or promptly after the Effective Date ViroPharma shall provide to Schering Corp [***] of bulk active Compound. ViroPharma shall ship the Compound FCA (Incoterms 2000) to a facility to be designated in writing by Schering Corp. ViroPharma shall include with such shipment a certificate of analysis for each batch of the Compound certifying that it meets the Specifications and a letter from each facility that manufactured the Compound stating that it was manufactured in accordance with cGMP Requirements. Upon receipt, Schering Corp shall inspect the Compound and shall notify ViroPharma in writing of any batch(es) of the Compound that Schering Corp determines do not meet the Specifications within ten (10) business days after the later of Schering’s receipt of: (a) the batch(es), or (b) Schering Corp’s receipt such Transfer Materials that are reasonably necessary for Schering Corp to make such determination (the “Specifications Notice”).

5.3 Cost of Initial Supplies. In consideration for the supply of bulk active Compound to be provided by ViroPharma pursuant to Section 5.2, Schering Corp shall pay to ViroPharma six million US dollars (US$6,000,000) within thirty (30) days after receipt of the bulk active Compound pursuant to Section 5.1. To the extent that any batch(es) of such Compound are determined by the Parties not to meet Specifications and/or cGMP Requirements, the amount payable to ViroPharma under this Section 5.3 shall be reduced by the pro-rata percentage of such amount attributable to the non-conforming batch(es). Schering Corp shall be deemed to have accepted (the “Accepted Batches”): (a) all batch(es) delivered by ViroPharma if Schering Corp does not deliver to ViroPharma the Specifications Notice as described in Section 5.2, or (b) such batch(es) of the Compound that Schering Corp does not identify and reject in the Specifications Notice as described in Section 5.2 as having failed to meet the Specifications, and ViroPharma shall have no further liability or obligation to Schering with respect to the Accepted Batches.

5.4 Compliant Manufacture. Schering, or its designated Affiliate, shall have the right to manufacture the Compound and the Product for distribution, use and/or sale in the Field in the Territory and may contract with one or more Third Party manufacturers to manufacture the Compound and/or Product for and on behalf of Schering; provided that the use of Third Party manufacturers to manufacture the Compound and/or Product shall be subject to the prior consent of Sanofi-Synthelabo as set forth in Section 2.3 above. Schering covenants that Product will be manufactured in compliance with the then current specifications for the Product and with current laws, rules and regulations

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

applicable to drug substances in the Territory, including, but not limited to cGMP Requirements. Schering shall identify to Sanofi-Synthelabo and ViroPharma each manufacturing facility used for the production or packaging of Compound and Product. Schering shall provide (and shall ensure that its Third Party manufacturing contractors provide) Sanofi-Synthelabo with reasonable access during normal business hours and upon reasonable prior written request, to have an observer inspect any manufacturing facility used for the production or packaging of Compound and Product, and to examine all technical records related to the manufacture of Compound and/or Product, and shall provide Sanofi-Synthelabo with reasonable samples of Compound and Product upon request. Sanofi-Synthelabo’s rights to inspect facilities and examine records under this Section 5.4 shall be limited to one time per calendar year. Schering shall promptly notify Sanofi-Synthelabo and ViroPharma of any inspections related to the Compound or Products by the relevant government agencies having competent jurisdiction, and shall promptly inform Sanofi-Synthelabo and ViroPharma about any material observations related to the Compound or Product. Schering shall notify Sanofi-Synthelabo and ViroPharma of any remarks which may have been made by government inspectors during their visit to any facilities involved in the manufacture of Product, and on any appropriate actions taken in response thereto; provided, however, that such obligation to notify shall be limited to only those remarks and responses that are specifically and directly related to the manufacture of the Compound and/or Product. Prior to conducting any inspection of facilities and examination of records pursuant to this Section 5.4, Sanofi-Synthelabo shall enter into a confidentiality agreement with Schering to protect any of Schering’s confidential information disclosed or made available to Sanofi-Synthelabo in connection therewith.

5.5 Recall. Schering shall immediately notify Sanofi-Synthelabo and ViroPharma in writing as soon as it becomes aware of any defect or condition that may render a Compound or Product subject to recall or product correction pursuant to any country’s law, rules and regulations. Schering shall be solely responsible for the handling of any and all recalls or withdrawals of the Product distributed and/or sold by or on behalf of Schering or its Affiliates in the Territory. Schering shall be solely responsible for the costs and expenses of any such recall or withdrawal in the Territory.

5.6 Adverse Events and Product Complaints.

(a) Adverse Event Reporting. Schering will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries in the Field and in the Territory in accordance with the applicable laws and regulations of the relevant authorities. Schering will ensure that its Affiliates comply, and its applicable sublicense agreements with its sublicencees require such sublicenses to comply, with all such reporting obligations. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events.

(b) AE Exchange Agreement. As soon as practicable after the Effective Date, ViroPharma and Schering work together to negotiate and enter into safety data exchange agreement governing the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events sufficient to permit each Party to comply with its legal obligations. The safety data exchange procedures will include provisions for the timely transfer of information regarding Adverse Events between Sanofi-Synthelabo and the Parties and the Parties shall work together to negotiate such provisions with Sanofi-Synthelabo. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. Until such time as such an agreement has been completed, the Parties will in good faith cooperate to exchange such information on a timely basis in order to ensure that each of Schering, ViroPharma and Sanofi-Synthelabo can fulfill its regulatory reporting obligations with respect to Products (whether in or outside the Territory). Such cooperation shall include, without limitation, each of Schering and ViroPharma sending to the other Party within three (3) business days a completed CIOMS/MEDWATCH report for all Serious AEs related to Products of which it becomes aware. All AEs which are not Serious AEs shall be sent to the other Party on a monthly basis in the form of a line-listing. Any reports of Adverse Events pursuant to this Section 5.6(b) shall be sent to the parties representatives identified in Exhibit D, attached hereto.

(c) Product Complaints. Schering shall be responsible for handling all Product complaints arising in the Territory with respect to Product manufactured, distributed and/or sold by Schering or its Affiliates in the Territory. Schering shall share with Sanofi-Synthelabo and ViroPharma all data on Product complaints.

5.7 Notification of Manufacturing Changes. Schering shall notify Sanofi-Synthelabo and ViroPharma of any steps taken by Schering with the regulatory authorities in the Territory in order to change, alter or modify the manufacturing process and/or the formulation of the Product. ViroPharma shall use its diligent efforts to have Sanofi-Synthelabo similarly notify Schering of any analogous activities undertaken by Sanofi-Synthelabo with respect to the pleconaril products outside the Territory.

5.8 Request for Contract Manufacture of Product. At the request of Sanofi-Synthelabo, Schering shall enter into good-faith negotiations with respect to an agreement to manufacture and supply Compound and/or Product to Sanofi-Synthelabo for use outside the Territory. However, nothing in this Section 5.8 shall be construed as creating any obligation for either Schering or Sanofi-Synthelabo to enter into to such an agreement, or as otherwise obligating Schering or its Affiliates to manufacture or supply any quantities of Compound and/or Products to ViroPharma or any Third Party, including without limitation Sanofi-Synthelabo.

5.9 Trademark Usage. Each package of Product distributed and/or sold by or on behalf of Schering or its Affiliates in the Territory shall include the wording “Under license from SANOFI-SYNTHELABO”, or such other similar statement that Sanofi-Synthelabo may reasonably request, including without limitation references to patent numbers; provided, however, that any such wording complies with all applicable laws and regulatory requirements in the Territory for such labeling. To the extent that Schering uses the Trademarks in connection with the development, manufacture or sale of the Compound and/or Products in the Territory, Schering shall conform to any Trademark usage guidelines provided by Sanofi-Synthelabo, and shall submit at Sanofi-Synthelabo’s request, to be made no more than two times each year, samples of packaging and promotional material bearing Trademarks, in each case to the extent such Trademarks are owned by Sanofi-Synthelabo. In addition, Schering shall have the right to register, maintain, defend and use its own trademarks for the development, manufacture and commercialization of the Compound and/or Products in the Field in the Territory (the “Schering Trademarks”). The Schering Trademarks shall be owned by Schering and shall not be subject to or within the scope of any rights granted under Sections 4.4 or 4.5.

VI.	PAYMENTS AND ROYALTIES

6.1 License Fee. In partial consideration for the licenses and other rights to be granted to Schering and its Affiliates under this Agreement, Schering Corp shall pay a one-time license fee to ViroPharma of ten million dollars ($10,000,000) within [***] after the Effective Date.

6.2 Milestone Payments. Schering Corp shall pay to ViroPharma the following milestone payments:

(i)	[***] upon filing and acceptance by the FDA of an NDA to obtain Regulatory Approval for the Product in the United States;

(ii)	[***] upon approval by the FDA of an NDA for marketing and sale of the Product in the United States;

(iii)	[***] upon the first achievement of [***] in cumulative Net Sales of the Products in the Territory; and

(iv)	[***] upon the first achievement of [***] in cumulative Net Sales of the Products in the Territory.

Each of the foregoing milestone payments shall be payable once upon the first occurrence of the relevant milestone event, and no additional payments shall be due upon any repeated occurrence of such event with respect to the same Product or a different Product. Schering Corp shall notify ViroPharma in writing within [***] after the first occurrence of each of the foregoing milestone events and payment of the relevant milestone payment shall be due within [***] after such notice.

6.3 Royalty Payments. In partial consideration for the licenses and other rights granted to Schering under this Agreement, Schering Corp, SPL or SPL’s Affiliate, as applicable in the manner determined in Section 6.6 below, shall pay to ViroPharma the following royalties on Net Sales of Products in the Territory:

(i)	a royalty of [***] of Net Sales for the licenses granted under the Patent Rights (the “Patent Royalty”); and

(ii)	a royalty of [***] of Net Sales for the licenses granted to Know-How and Trademarks (the “Trademark Royalty”). For the sake of clarity, the Trademark Royalty is payable in part for the right to exclude others from using the Trademarks in the Territory and for the right to use the Know-How in support

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

regulatory approvals for the Product in the Territory. Consequently, the Trademark Royalty shall be payable without regard to whether Schering itself uses the Trademarks, for example, if Schering uses the Schering Trademarks, or sells a generic form of the Product.

For purposes of clarity and avoidance of doubt, the Parties acknowledge and agree that during any period of time where both Patent Royalties and Trademark Royalties are payable on sales of a given Product in a country in the Territory, both such royalties shall be due on Net Sales of the Product in such country during such period such that Schering’s total royalty obligation with respect to such sales during such period shall be [***] of Net Sales. None of the foregoing royalties shall be due upon the sale or other transfer among Schering, its Affiliates or permitted sublicensees, but in such cases the royalty shall be due and calculated upon Schering’s or its Affiliates’ Net Sales to the first independent Third Party. No royalties shall accrue on the disposition of Product by Schering, its Affiliates or sublicensees (1) as samples (promotion or otherwise), (2) as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose, or distribution under compassionate use or indigent care programs where Schering receives no net proceeds as a result of such distribution), or (3) for clinical studies, and in each case such dispositions of Product shall not be included in the determination of Net Sales. The Parties acknowledge that Schering Corp will be responsible for royalty payments due on sales of Products in the United States and SPL shall be responsible for royalty payments due on sales of Products in Canada.

6.4 Duration of Royalty Obligations. Schering’s obligation to pay Patent Royalties under Section 6.3 shall begin with the First Commercial Sale of a Product in the Territory and shall expire on a country-by-country and product-by-product basis upon expiration of the last to expire of the Patent Rights in the relevant country having at least one Valid Claim. Schering’s obligation to pay Trademark Royalties under Section 6.3 shall begin with the First Commercial Sale of a Product in the Territory, shall survive the expiration or termination of this Agreement, and shall endure for so long as Schering or its Affiliates sell Products in the Territory to unaffiliated Third Parties, without regard to under which trademark or trademarks, if any, Schering sells such Products. It is further acknowledged and agreed that Schering’s obligation to pay the Trademark Royalty to ViroPharma pursuant to Section 6.3(ii) shall not be affected or reduced in the event of any expiration, lapse or invalidation of the Trademarks in the Territory. Schering agrees that it shall not directly or indirectly initiate or undertake any legal action to seek the termination, invalidation, revocation or any reduction of its obligation to pay the Trademark Royalty to ViroPharma pursuant to Section 6.3(ii) with respect to any sales of Product in the Territory; provided, however, that this provision shall not apply in the event of any termination of this Agreement by Schering due to the breach of a material term of this Agreement by ViroPharma.

6.5 Royalty Reporting/Payments. Following the First Commercial Sale of a Product in the Territory, Schering shall furnish to ViroPharma written reports for each calendar quarter showing the Net Sales of Product(s) sold by Schering and/or its Affiliates in the Territory during such calendar quarter and the royalties payable under this Agreement for such calendar quarter. Schering shall provide such quarterly reports to ViroPharma (i) with respect to sales in the United States within [***] following the close of each calendar quarter, and (ii) with respect to any sales in the Canada within [***] following the close of each calendar quarter. Within [***] following the close of each calendar quarter, Schering shall pay to ViroPharma, for the account of Schering or the applicable Affiliate, as the case may be, a sum equal to the aggregate royalty due for such calendar quarter calculated in accordance with this Agreement (and reconciled for

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

any previous overpayments or underpayments). Following the First Commercial Sale of Product, Schering shall provide ViroPharma with semi-annual reports on Schering’s marketing activities for Product.

6.6 Manner of Payment. The license fee, milestone payments and royalty payments to be made to ViroPharma under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by ViroPharma from time to time. Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. The license fee, milestone payments and all royalty payments based upon sales in the United States shall be paid by Schering Corp. All royalty payments based upon sales in Canada shall be paid by SPL or its designated Affiliate. Royalty payments shall be made in United States dollars to the extent that free conversions to United States dollars is permitted. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by Schering Corporation for reporting such sales for United States financial statement purposes. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the Parties shall consult with a view to finding a prompt and acceptable solution, and Schering will deal with such monies as ViroPharma may lawfully direct at no additional out-of-pocket expense to Schering. Notwithstanding the foregoing, if royalties in any country cannot be remitted to ViroPharma for any reason within six (6) months after the end of the calendar quarter during which they are earned, then Schering shall be obligated to deposit the royalties in a bank account in such country in the name of ViroPharma.

6.7 Recordkeeping. Schering and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon [***] prior written notice from ViroPharma, Schering shall permit an independent certified public accounting firm of nationally recognized standing selected by ViroPharma, at ViroPharma’s expense, to have access during normal business hours to examine pertinent books and records of Schering and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than [***] prior to the date of such request. An examination under this Section 6.7 shall not occur more than once in any calendar year. Schering may designate competitively sensitive information, which such auditor may not disclose to ViroPharma; provided, however, that such designation shall not encompass the auditor’s conclusions. The accounting firm shall disclose to ViroPharma only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to ViroPharma. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Schering) as to any of Schering’s or its Affiliate’s confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this Section 6.7. ViroPharma shall be permitted to share the results of any audit under this Section 6.7 with Sanofi-Synthelabo provided such results are subject to appropriate confidential treatment by Sanofi-Synthelabo.

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.8 Underpayments/Overpayments. If upon completion of an audit pursuant to Section 6.7 the accounting firm concludes that additional royalties were owed during the period audited, Schering shall pay the additional royalties within thirty (30) days of the date ViroPharma delivers to Schering such accounting firm’s written report so correctly concluding. If such underpayment exceeds [***] of the royalty correctly due ViroPharma then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Schering. Any overpayments by Schering will be credited against future royalty obligations. In the event that Schering disagrees with the audit report and the chief financial officers of Schering and ViroPharma (or their designees) fail to resolve such disagreement, the dispute will be resolved through the dispute resolution mechanism set forth in Section 13.4(a) and Exhibit C. Upon the expiration of [***] months following the end of any calendar year, the calculation of royalties payable under this Agreement with respect to such year shall be binding and conclusive upon the Parties, and the Parties shall be released from any liability or accountability with respect to royalties for such calendar year.

6.9 Withholding. If at any time, any jurisdiction in the Territory requires the withholding of income taxes or other taxes imposed upon payments set forth in this Article 6, Schering shall make such withholding payments as required and subtract such withholding payments from the relevant payments, or if applicable, ViroPharma will promptly reimburse Schering or its designee(s) of the amount of such payments, it being understood that such withholding taxes are the obligation of ViroPharma. Schering shall provide ViroPharma with documentation of such withholding and payment in a manner that is satisfactory for purposes of the U.S. Internal Revenue Service. Any withholdings paid when due hereunder shall be for the account of ViroPharma and shall not be included in the calculation of Net Sales. To the extent that payments of withholding taxes made by Schering pursuant to this Section 6.9 are based upon financial information provided to Schering by ViroPharma and, to the extent that such information is incorrect or incomplete, ViroPharma shall be liable for any fine, assessment or penalty, or any deficiency, imposed by any taxing authority for any deficiency in the amount of any such withholding or the failure to make such withholding payment. If Schering is required to pay any such deficiency, or any such fine, assessment or penalty for any such deficiency, ViroPharma shall promptly reimburse Schering for such payments, which shall not be included in the calculation of Net Sales. The foregoing notwithstanding, to the extent that the withholding of income taxes or other taxes is imposed upon any royalty payment to ViroPharma based on sales in Canada pursuant to this Article 6 solely due to the fact that such payments are made by SPL or another Affiliate of Schering located outside of Canada, SPL shall “gross up” such payment to ViroPharma such that ViroPharma receives the full amount of such payment which is otherwise due to ViroPharma hereunder (i.e., net of such taxes).

6.10 Third Party Royalties. The Parties acknowledge and agree that ViroPharma shall be solely responsible at its expense for any licensee fee, milestone payments, royalties or other compensation due and owing under any contracts between ViroPharma and Third Parties that are existing as of the Effective Date and that grant

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

intellectual property licenses that are necessary for the manufacture, distribution, use and/or sale of the Compound or Formulation by Schering or its Affiliates in the Field in the Territory, including without limitation, any payments due to Sanofi-Synthelabo under the SaSy Agreement. Responsibility for any Product Improvement Licenses or New Licenses (each as defined below) shall be determined in accordance with the terms of Sections 6.10(a), 6.10(b) and 6.10(c), as applicable.

(a) Product Improvement Licenses. The Parties acknowledge and agree that Schering shall be solely responsible for negotiation of any intellectual property licenses entered into by Schering or its Affiliates after the Effective Date that Schering believes are necessary or useful due to the use of one or more Product Improvements in connection with the manufacture, distribution, use and/or sale of the Product by Schering or its Affiliates in the Field in the Territory (“Product Improvement Licenses”). Schering and its Affiliates shall be solely responsible for the payment of any licensee fee, milestone payments, royalties or other compensation due and owing to any Third Party in connection with any Product Improvement Licenses.

(b) New Licenses. In the event that either Party believes that any new licenses under Third Party patents or other intellectual property rights covering Pleconaril, the Formulation, or the manufacture or use thereof (excluding any Product Improvement Licenses), are required for the manufacture, distribution, use and/or sale of Products containing Pleconaril or the Formulation by Schering or its Affiliates in the Field in the Territory (“New Licenses”) it shall promptly notify the other Party to that effect. As soon as possible following such notice, the Parties shall meet to agree on the need for such New Licenses and the appropriate scope of such New Licenses. If the Parties agree that any such New License is required to avoid liability for infringement of such Third Party patents or other intellectual property rights (other than any such infringement related to Product Improvements), then the Parties shall cooperate in the negotiation of such New License with Schering having primary responsible for the negotiation of such New Licenses. Schering shall keep ViroPharma fully informed during the negotiation of any New Licenses agreed to by the Parties, and shall reasonably consider any comments provided by ViroPharma regarding the terms and conditions of such New License. Except as provided in Section 6.10(c), Schering and its Affiliates shall not enter into any New License without ViroPharma’s prior written approval of the financial terms of such New License (such approval not to be unreasonably withheld). Schering and ViroPharma shall [***] responsibility for the payment of any licensee fee, milestone payments, royalties or other compensation due and owing to any Third Party in connection with any New Licenses agreed to by the Parties and approved by ViroPharma pursuant to this Section 6.10(b).

(c) Disagreements Regarding New Licenses. In the event that ViroPharma does not agree with Schering that a New License is required to avoid liability for infringement of such Third Party patents or other intellectual property rights (other than any such infringement related to Product Improvements), Schering shall have the right to negotiate and enter into such New License without ViroPharma’s prior review or approval. In addition, either Party shall have the right to

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

submit such disagreement to binding arbitration pursuant to Section 13.4(b). If the arbitrator decides that the New License was required to avoid liability for infringement of such Third Party patents or other intellectual property rights (other than any such infringement related to Product Improvements) then ViroPharma shall be solely responsible for the payment of any licensee fee, milestone payments, royalties or other compensation due and owing to the Third Party in connection with the New License. Alternatively, if the arbitrator decides that the New License was not required to avoid liability for infringement of such Third Party patents or other intellectual property rights (other than any such infringement related to Product Improvements) then Schering and its Affiliates shall be solely responsible for the payment of any licensee fee, milestone payments, royalties or other compensation due and owing to the Third Party in connection with the New License.

6.11 Sanofi-Synthelabo Royalties. In consideration for the phase III clinical studies and other development activities related to the Compound and/or the Products to be performed by Schering pursuant to Article 3 of this Agreement and the rights to be granted by Schering under Sections 4.4 and 4.5, Schering shall be entitled to receive, and ViroPharma shall promptly pay to Schering an amount equal to [***] of all royalties or other compensation due from Sanofi-Synthelabo to ViroPharma in consideration for “Development Work” (as defined in the SaSy Agreement), as provided in Sections 3.3 and Section 5.1(c) of the SaSy Agreement. The Parties may elect to offset any payments due from ViroPharma under this Section 6.11 against Schering’s payment obligations under Sections 6.1, 6.2 and 6.3 of this Agreement.

VII.	CONSISTENCY AND COMPLIANCE WITH SASY AGREEMENT

7.1 General. If any provision of this Agreement would be inconsistent with, or result in a breach of the SaSy Agreement, the Parties will negotiate in good faith and shall replace such provision with another provision that is consistent with, and does not result in a breach of, the SaSy Agreement.

7.2 Combination Products. Schering and its Affiliates may not market a Combination Product in the Territory except as set forth in Section 5.2 of the SaSy Agreement. In the event that Schering and its Affiliates undertake to develop and commercialize a Combination Product in the Territory, then ViroPharma and Schering shall collaborate to negotiate (pursuant to Section 5.2(d) of the SaSy Agreement) a reduction in the royalties payable by ViroPharma to Sanofi-Synthelabo with respect to sales of such Combination Product. If the royalties payable by ViroPharma to Sanofi-Synthelabo with respect to net sales of such Combination Product are reduced, then Schering and ViroPharma shall amend this Agreement to ensure that the royalty rates used herein are reduced by the same amount (as an example, for the sake of clarity, if the aggregate royalty rate in the SaSy Agreement is reduced from [***], then the Parties shall amend this Agreement to reduce the aggregate royalty rate in this Agreement from [***]).

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.3 Disclosure of Agreement. Notwithstanding any confidentiality provisions in this Agreement, Schering agrees to permit the disclosure of this Agreement to Sanofi-Synthelabo.

7.4 Regularization of License Agreement and SaSy Agreement. The Parties shall use their diligent efforts to work together in good faith to establish mutually acceptable practices and arrangements with Sanofi-Synthelabo concerning:

(a)	adverse event reporting, and specifically the use of forms and systems consistent with those used by Schering;

(b)	the maintenance of a global safety database for pleconaril;

(c)	the ability of Schering to use contract manufacturers meeting pre-determined standards to manufacture Product, without further approval of Sanofi-Synthelabo; and

(d)	the reciprocal disclosure between Sanofi-Synthelabo and Schering of issues concerning the manufacture by either of them or their sublicensees of Product.

VIII.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Representations, Warranties and Covenants of Each Party. As of the Execution Date, each of ViroPharma and Schering hereby represents, warrants and covenants to the other Party as follows:

(i)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(ii)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)	except for the SaSy Agreement and subject to the Parties’ obligations in Section 7.2 above: (A) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not conflict with or result in a breach of any of the terms and provisions of, or constitute a default under: (1) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property; (2) the provisions of its charter documents or bylaws (as applicable); or (3) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and (B) as of the date immediately prior to the Execution Date neither Party has in effect, and after the Execution Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

(iv)	except as provided in Section 2.6, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval, or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party, except as it relates to ViroPharma’s transfer to Schering or its designated Affiliate all INDs for the Compound and/or the Products in the Field in the Territory;

(v)	the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(vi)	it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

8.2 ViroPharma Representations. As of the Execution Date, ViroPharma hereby represents and warrants to Schering as follows:

(i)	to the best of ViroPharma’s knowledge, the existing Patent Rights in the Field in the Territory are subsisting and are not invalid or unenforceable, in whole or in part;

(ii)	it has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article 2;

(iii)	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Compound, Products, Patent Rights or Know-How in the Field in the Territory, except pursuant to the Option Agreement and the Copromotion and Codevelopment Agreement by and between ViroPharma Incorporated and Aventis Pharmaceuticals, Inc., dated September 9, 2001, as subsequently terminated by the Settlement Agreement and Release by and among ViroPharma Incorporated, VCO Incorporated and Aventis Pharmaceuticals, Inc, dated August 1, 2002;

(iv)	except for (1) the purported class action litigation described in ViroPharma’s Form 10-Q filed with the United States Securities and Exchange Commission for the period ending June 30, 2003, and (2) the case Purdue Research Foundation v. Sanofi-Synthelabo, S.A., No. 03CV01924 (D.D.C. filed Sept. 16, 2003), there are (A) no filed claims, judgments or settlements against or owed by ViroPharma, and (B) to the best of ViroPharma’s knowledge, there are no pending or threatened claims or litigation, relating to the Compound, Patent Rights or Know-How;

(v)	except for the rights granted to Schering Corp under the Option Agreement and the rights granted to Schering under this Agreement, it is the sole and exclusive owner and/or licensee of the existing Patent Rights and Know-How in the Field in the Territory, all of which are free and clear of any liens, charges and encumbrances;

(vi)	to the best of ViroPharma’s actual knowledge, the Patent Rights and Know-How and the development, manufacture, import, export, offer to sell, use and sale of Products in the Field in the Territory do not interfere or infringe on any intellectual property rights owned or possessed by any Third Party; and

(vii)	it has disclosed to Schering all Know-How in ViroPharma’s possession or control which was reasonably requested by Schering and directly related to the development, manufacture, marketing or sale of the Product in the Field in the Territory; and

(viii)	during the period beginning on November 25, 2003 and ending on the date immediately prior to the Execution Date, it has used its diligent efforts not to diminish the rights under the Patent Rights and Know-How granted to Schering hereunder, including, without limitation, by not committing or permitting any acts or omissions which would cause the breach of the SaSy Agreement, or any other agreements between itself and any Third Party which provide for intellectual property rights applicable to the development, manufacture, use or sale of Products in the Field in the Territory, and as of the date immediately prior to the Execution Date ViroPharma is in compliance in all material respects with any such agreements.

8.3 ViroPharma Covenant. As of the Execution Date, ViroPharma hereby covenants to Schering as follows:

(i)	except with respect to ViroPharma’s entry into this Agreement, it will use diligent efforts not to diminish the rights under the Patent Rights and Know-How granted to Schering hereunder, including, without limitation, by not committing or permitting any acts or omissions which would cause the breach of the SaSy Agreement, or any other agreements between itself and any Third Party which provide for intellectual property rights applicable to the development, manufacture, use or sale of Products in the Field in the Territory, and in connection therewith, ViroPharma agrees to provide Schering promptly with notice of any such alleged breach;

(ii)	except as expressly set forth in that certain letter agreement dated November 24, 2003 between SaSy and ViroPharma, that it will not amend the SaSy Agreement in any way that will reduce the scope of Schering’s rights existing as of the Execution Date to make, have made, use, import, export, offer for sale or sell Compound or Product in the Field in the Territory, or otherwise adversely affect the rights granted to Schering under this Agreement without Schering’s prior written consent.

8.4 Continuing Representations. The representations and warranties of each Party contained in Sections 8.1 and 8.2 are made as of the Execution Date. The breach as of the Execution Date of a representation or warranty contained in Section 8.1 or 8.2 shall survive until the expiration of the statute of limitations in respect of a claim that may be made in respect thereof.

8.5 No Inconsistent Agreements. As of the date immediately prior to the Execution Date neither Party has in effect, and after the Execution Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

8.6 Validity and Scope. Nothing in this Agreement shall be construed as a warranty or representation by either Party as to the validity or scope of any Patent Right.

8.7 Schering Acknowledgement. Schering acknowledges that it has received and reviewed the SaSy Agreement.

8.8 Disclaimer.

(a) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH PARTY IN THIS ARTICLE 8 ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

(b) Except to the extent set forth in Section 5.2 above as it relates to whether the Approved Batches were, at the time of their original manufacture, manufactured in accordance with cGMP Requirements then in effect, THE ACCEPTED BATCHES PROVIDED TO SCHERING PURSUANT TO THIS AGREEMENT ARE SUPPLIED ON AN “AS IS” BASIS, AND NEITHER VIROPHARMA OR ITS AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

IX.	INDEMNIFICATION

9.1 Indemnification by ViroPharma. Except to the extent caused by Schering’s negligence or willful misconduct and subject to the limitations in Section 9.5, ViroPharma shall indemnify, defend and hold harmless Schering, its Affiliates, and each of their employees, officers, directors and agents (each, a “Schering Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees) which the

Schering Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with:

(i)	the breach by ViroPharma of any covenant, representation or warranty contained in this Agreement;

(ii)	the performance by or on behalf of ViroPharma prior to the Execution Date of any research and development activities related to the Compound and/or Products in the Field, other than activities relating to the Accepted Batches which are subject to the limitations described in Section 9.5(a) below;

(iii)	any and all claims made, or that could be made, in the case Purdue Research Foundation v. Sanofi-Synthelabo, S.A., No. 03CV01924 (D.D.C. filed Sept. 16, 2003), but only to the extent that Sanofi-Synthelabo indemnifies ViroPharma against such liability, loss, damage, cost, and expense (including reasonable attorneys’ fees); or

(iv)	any and all claims resulting from the distribution of any quantities of Product in the Territory by or on behalf of ViroPharma in connection with the ViroPharma Compassionate Use Indications; provided, however, that if Schering takes control of such compassionate use programs pursuant to Section 3.3, ViroPharma shall not have any indemnification obligations under this Section 9.1(iv) with respect to any such claims arising from distribution of Product for the ViroPharma Compassionate Use Indications after Schering takes control of such programs.

9.2 Schering Indemnity. Except to the extent caused by ViroPharma’s negligence or willful misconduct and subject to the limitations in Section 9.5, Schering shall indemnify, defend and hold harmless ViroPharma, its Affiliates, and each of their employees, officers, directors and agents (each, a “ViroPharma Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees) which the ViroPharma Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with:

(i)	the breach by Schering of any covenant, representation or warranty contained in this Agreement;

(ii)	the testing, development, use, manufacture, packaging, transportation, marketing, promotion, distribution, or sale of the Compounds and Products by Schering, its Affiliates or its permitted sublicensees; provided, however, that if Schering obtains a New License pursuant to Section 6.10 that ViroPharma does not agree is required and such disagreement is arbitrated under Section 13.4(b) resulting in a decision by the arbitrator that such New License is not so required, then Schering shall have no obligation to ViroPharma under this Section 9.2(ii) as it relates to claims or actions brought by the Third Party granting the New License based upon infringement of the intellectual property rights that were the subject of the New License; or

(iii)	any claims of any nature to the effect that any Schering Trademark used by Schering, its Affiliates, or its sublicensees in connection with the promotion, marketing or sale of any Product pursuant to this Agreement infringes the rights of any Third Party; or

(iv)	if Schering takes control of the compassionate use programs related to the ViroPharma Compassionate Use Indications pursuant to Section 3.3, any and all claims resulting from the distribution of any quantities of Product distributed in the Territory by or on behalf of Schering in connection with the ViroPharma Compassionate Use Indications arising from distribution of Product for the ViroPharma Compassionate Use Indications after Schering takes control of such programs.

9.3 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 9.1 and 9.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential liability or claim for which the indemnified Party will seek indemnification promptly after the indemnified Party becomes aware of such potential liability or claim. The foregoing notwithstanding, failure of the indemnified Party to provide such notice shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 9.1 or 9.2, as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such liability or claim, are materially prejudiced by such failure to notify. The indemnified Party, its employees and agents shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the liability if it has assumed responsibility for the suit or claim in writing. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

9.4 Settlements. Neither Party may settle a claim or action related to a liability or claim which is subject to indemnification hereunder without the prior written consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement, which consent shall not be unreasonably withheld. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

9.5 Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only (subject to the last sentence of this Section 9.5) and in no event shall a Party be liable for any punitive, exemplary or consequential damages, including lost profits.

(a) Liability with Respect to Accepted Batches. Notwithstanding anything in the Agreement to the contrary, the Parties agree that ViroPharma’s (including its directors, officers, employees, agents and Affiliates) aggregate total liability to Schering, whether based upon one or more claims or actions of contract, warranty, negligence, strict liability or other tort, or otherwise, with respect to any and all liabilities, losses, damages, costs, expenses or other amounts, arising in connection with, out of, or in any way relating to the Accepted Batches, shall under no circumstances exceed [***], and even then only to the extent that:

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(i)	such liabilities, losses, damages, costs, expenses or other amounts reflect amounts actually paid by Schering to a Third Party in respect of damages and/or liabilities that are determined by a court of competent jurisdiction to have been caused by the fact that the Accepted Batches were not, at the time of their original manufacture, manufactured in accordance with cGMP Requirements then in effect; or

(ii)	it is determined by a governmental or regulatory authority in the Territory that the Accepted Batches were not, at the time of their original manufacture, manufactured in accordance with cGMP Requirements then in effect.

X.	CONFIDENTIALITY

10.1 Confidentiality. Each of ViroPharma and Schering (in each case, as applicable, the “Receiving Party”) shall use only in accordance with this Agreement, and except as expressly permitted hereunder shall maintain in confidence and shall not disclose to any Third Party, any Confidential Information received by it from, or on behalf of, the other Party (the “Disclosing Party”), without the prior written consent of the Disclosing Party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Confidential Information that:

(i)	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

(ii)	is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the Receiving Party;

(iii)	is obtained from a Third Party who has the legal right to make such disclosure and without any confidentiality obligation to the Disclosing Party;

(iv)	is independently developed by the Receiving Party or its Affiliates without the aid, application or use of Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or

(v)	is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that,

(1)	notice is promptly delivered to the Disclosing Party in order to provide it an opportunity to seek a protective order or other similar order with respect to such Confidential Information,

(2)	the Receiving Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, and

(3)	the Receiving Party only discloses the Confidential Information to the relevant governmental authority or agency, and otherwise continues to comply with the provisions of this Section 5.1 with respect to the use and/or any other disclosures of such Confidential Information.

10.2 Publications. Schering shall have the right to make any Public Presentation of any R&D Results and Business Information without any requirement of consent by ViroPharma. During the term of this Agreement neither ViroPharma nor any of its Affiliates shall make any Public Presentation related to the Compound or the Products, without the prior written consent of Schering, which consent may be withheld for any reason. ViroPharma shall deliver to Schering a copy of any proposed Public Presentation for review at least sixty (60) days prior to its submission. Schering shall have the right: to propose modifications to the Public Presentation; to prohibit the Public Presentation for patent reasons, trade secret reasons or business reasons; or to request a reasonable delay in publication or presentation in order to protect patentable information. If Schering requests a delay, ViroPharma shall delay submission or presentation for a period of up to ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed. If Schering requests modifications to the Public Presentation, ViroPharma shall edit such Public Presentation to prevent disclosure of Schering’s Confidential Information prior to its submission. If Schering prohibits publication, ViroPharma shall not publish the Public Presentation. Notwithstanding the foregoing, this Section 10.2 shall not apply to the extent that any disclosures or submissions are required to be made pursuant to applicable laws or regulations, including, without limitation, SEC rules and regulations, or any applicable NASDAQ rules or regulations; provided that ViroPharma shall provide Schering with advance written notice of such disclosure or submission so that Schering can review and comment on the proposed disclosure or submission, and shall seek confidential treatment of the proposed disclosure or submission to the extent available; and provided further that once any information has become publicly available as a result of such disclosure by ViroPharma to the SEC in a manner consistent with this Section 10.2, this Section 10.2 shall not apply to any subsequent disclosure of the same information.

10.3 Publicity. Each Party (on behalf of itself and its Affiliates) acknowledges and agrees that it may not: (i) use the name of the other Party, or such Party’s Affiliates, in any publicity or advertising; or (ii) issue a press release or otherwise publicize or disclose to any Third Party, other than as ViroPharma is required to do so by the SaSy Agreement, any information related to the existence of this Agreement, any activities under this Agreement, or the terms or conditions of this Agreement, without the prior written consent of the other Party (which consent may be withheld in such Party’s sole discretion). Notwithstanding the foregoing, this Section 10.3 shall not apply to the extent that any disclosures or submissions are required to be made pursuant to applicable laws or regulations, including, without limitation, SEC rules and regulations, or any applicable Nasdaq rules or regulations; provided that ViroPharma shall provide Schering with advance written notice of such disclosure or submission so that Schering can review and comment on the proposed disclosure or submission, and shall seek confidential treatment of the proposed disclosure or submission to the extent available; and provided further that once information has been made publicly available due to a disclosure by ViroPharma to the SEC in a manner consistent with this Section 10.3, this Section 10.3 shall not apply to any subsequent disclosure of the same information. Notwithstanding anything in this Section 10.3 to the contrary, each Party shall have the limited right to use the name of the other Party in the manner set forth in Exhibit B attached hereto (without the consent of the other Party) in connection with any public disclosures related to the Product.

10.4 Filing of Agreement. To the extent that either Party reasonably determines that it is required to file this Agreement with the SEC such filing with and disclosure by the SEC shall not constitute a breach of this Agreement; provided that ViroPharma provides Schering with advance written notice of filing so that Schering can review and comment on the proposed filing, and seeks confidential treatment of the filed Agreement to the extent available.

XI.	PATENTS AND PROPRIETARY RIGHTS

11.1 Prosecution and Maintenance of Patent Rights.

(a) As of the Effective Date, responsibility for the filing, prosecution and maintenance of patents and applications, listed Exhibit A, Section 1 shall continue to reside with Sanofi-Synthelabo and as set forth in the SaSy Agreement. As of the Effective Date, Schering will assume responsibility for all future reasonable out-of-pocket costs incurred for the filing, prosecution and maintenance of patents and applications, listed Exhibit A, Section 1. Schering shall reimburse ViroPharma for all such amounts actually paid by ViroPharma to Sanofi-Synthelabo after the Effective for the filing, prosecution and maintenance of such Patent Rights within thirty (30) days after receipt of detailed quarterly invoices from ViroPharma for such amounts.

(b) As of the Effective Date, responsibility for the filing, prosecution and maintenance of patents and applications, listed in Exhibit A, Section 2, and the costs for the same, shall continue to reside with Sanofi-Synthelabo and as set forth in the SaSy Agreement. ViroPharma shall use its reasonable efforts to have Sanofi-Synthelabo keep Schering fully informed regarding all aspects of the filing, prosecution and maintenance of such Patent Rights and have Sanofi-Synthelabo consult with Schering with regard to all decisions related thereto.

(c) As of the Effective Date, Schering shall assume the responsibility and control (at its own expense) for all aspects of filing, prosecution and maintenance, of patents and applications, listed Exhibit A, Section 3. Schering shall have the right (exercisable in its sole discretion) to use outside patent counsel selected by Schering to perform such activities. ViroPharma shall, within a reasonable time after the Effective Date, transfer to Schering all responsibility for the filing, prosecution and maintenance of the Patent Rights listed Exhibit A, Section 3, including without limitation by providing Schering all powers of attorney and other authorizations or documentation requested by Schering as necessary to enable Schering to perform such responsibilities and by transferring to Schering (or its designated outside patent counsel) all relevant files. Schering shall have final decision-making authority with respect to all aspects of the filing, prosecution and maintenance of the Patent Rights for which it is responsible, and shall use commercially reasonable efforts to file, maintain and prosecute such Patent Rights.

(d) Schering shall keep ViroPharma reasonably informed with respect to the filing, prosecution and maintenance of all Patent Rights for which Schering is responsible under this Section 11.2, including without limitation by providing ViroPharma with copies of all substantive communications with regulatory authorities in the Territory related to the Patent Rights.

(e) ViroPharma shall, upon request, reasonably cooperate with Schering in connection with all aspects of the filing, prosecution and maintenance of the Patent Rights for which Schering is responsible, including without limitation, by providing Schering and/or its designated outside patent counsel with reasonable access to all relevant ViroPharma employees and records needed in connection with the filing, prosecution and maintenance of the Patent Rights. ViroPharma shall send Schering copies of all correspondence that it receives from Sanofi-Synthelabo relating to the Patent Rights.

(f) If, at any time during the term of this Agreement, Sanofi-Synthelabo notifies ViroPharma that it has decided not to maintain in any country in the Territory, any of the Patent Rights identified in Section 2 of Exhibit A, ViroPharma shall promptly notify Schering to that effect. Following receipt of such notice, Schering shall notify ViroPharma and Sanofi-Synthelabo if Schering desires to continue to file, prosecute and maintain those Patent Rights in the Territory at Schering’s sole expense.

(g) If in any case where Schering has the right continue to file, prosecute and maintain Patent Rights in the Territory at Schering’s sole expense, and Schering elects not to exercise such right in any country in the Territory, then Schering shall give ViroPharma notice thereof within a reasonable period after such election and prior to taking or failing to take any action that may prevent obtaining or maintaining enforceable Patent Rights. If, in such event, ViroPharma desires to file, prosecute, or maintain a patent application or patent in that country, then ViroPharma may (but is not obligated to) do so in ViroPharma’s name and at ViroPharma’s sole expense.

11.2 Patents for Product Improvements. Schering and its Affiliates shall own all rights, title and interest in and to any and all Product Improvements and shall have the sole and exclusive right and responsibility, at Schering’s expense, for all aspects of the filing, prosecution, maintenance, defense and enforcement of any patent applications and patents that Schering, in its sole discretion, elects to pursue in order to protect such Product Improvements both in the Territory and in any and all countries outside the Territory. The Parties acknowledge that any such patent applications and patents shall be subject to the rights of Sanofi-Synthelabo as set forth in Section 4.5. Under no circumstances whatsoever shall any patent applications or patents related to Product Improvements that are obtained by Schering or its Affiliates under this Section 11.2 be construed as Patent Rights.

11.3 Infringing Activities of Third Parties. If either Party becomes aware of any Third Party acts constituting infringement of any Patent Rights, then such Party shall promptly notify the other Party of such infringement, and ViroPharma shall promptly notify Sanofi-Synthelabo to that effect. Schering acknowledges that under the SaSy Agreement, Sanofi-Synthelabo has the right to (i) undertake proceedings in its own name and at its own expense to restrain or bring other action against such infringement and shall notify ViroPharma of such proceedings, or (ii) authorize and agree to cooperate with ViroPharma to permit ViroPharma to undertake proceedings, at ViroPharma’s expense, to restrain or bring other action against such infringement.

(a) Enforcement of Patent Rights by Sanofi-Synthelabo. If ViroPharma receives the notice from Sanofi-Synthelabo described in clause 11.3(i) above, then upon receipt of any such notice from Sanofi-Synthelabo, ViroPharma shall promptly notify Schering. In addition, ViroPharma shall use diligent efforts to have Sanofi-Synthelabo (1) keep Schering reasonably informed with respect to all aspects of such proceedings, (2) consult with Schering with respect to all decisions related to the proceedings, and (3) allow Schering to participate in, but not to control, such proceedings.

(b) Enforcement of Patent Rights by Schering. If ViroPharma receives the authorization from SaSy described in clause 11.3(ii) above, then upon receipt of any such authorization, ViroPharma shall promptly notify Schering. In such event, Schering shall have the right, exercisable in its sole discretion, to assume full responsibility and control, at Schering’s expense, for all aspects of any proceedings to enforce the Patent Rights against the Third Party infringer.

(c) Recovery of Damages. Schering acknowledges that any recovery of damages resulting from any infringement proceedings pursuant to this Section 11.3 shall first be used to reimburse the expenses incurred by the party undertaking such proceedings. Any remaining amounts recovered through such proceedings shall be treated as a component of such party’s annual Net Sales of Products, unless the parties shall otherwise agree.

(d) Settlements. ViroPharma shall ensure, to the extent provided by Section 9.3 of the SaSy Agreement, that Sanofi-Synthelabo does not enter into a settlement of any legal action or proceedings brought by it pursuant to Section 11.3(a) that would: (i) subject Schering or its Affiliates to any injunction and/or any financial obligations; or (ii) compromise any of Schering’s rights under this Agreement, without Schering’s prior written consent. Schering shall have sole discretion with respect to the settlement of any legal action or proceedings brought by its pursuant to Section 11.3(b); provided that Schering shall not enter into a settlement of any legal action or proceedings brought by it pursuant to Section 11.3(b) that would subject Sanofi-Synthelabo, ViroPharma or any of their respective Affiliates to any injunction and/or any financial obligations, without Sanofi-Synthelabo’s prior written consent.

11.4 Excluded Intellectual Property. Except as expressly provided for herein, under no circumstances shall a Party hereto (or Sanofi-Synthelabo), as a result of this Agreement, obtain any ownership interest in, or any other right or license to, any existing or future technology, know-how, patents, patent applications or products of the other Party.

XII.	TERM; TERMINATION.

12.1 Term. This Agreement is effective as of the Effective Date, and unless sooner terminated pursuant to Sections 12.2, 12.3, 12.4, 12.5 or 12.6, will continue in full force and effect until the expiration of Schering’s obligation to pay royalties hereunder.

(a) Effects of Expiration. Following the expiration of the Valid Claims, Schering will have a fully paid-up, irrevocable (subject to Schering’s continuing obligation to pay the payments described in Sections 6.3(ii) and 6.4 above), perpetual license, with the right to sub-license, to make, have made, use, sell, market and otherwise commercially exploit the Compounds and Know-How in the Field in the Territory. The expiration of this Agreement shall not release either Party from any obligation accruing prior to or upon such expiration. For purposes of clarity, the Parties acknowledge that the provisions of Section 12.6 shall not apply following the expiration of this Agreement.

12.2 Termination by Schering. Schering may terminate this Agreement for convenience (for purpose of clarity, a termination under this Section 12.2 shall be any termination other than the terminations described in Sections 12.3 or 12.4 below) at any time prior to the First Commercial Sale of the Product in the Territory by providing ViroPharma with at least one hundred eighty (180) days’ prior written notice. Schering may terminate this Agreement for convenience at any time after the First Commercial Sale of the Product in the Territory by providing ViroPharma with prior written notice of at least one (1) year.

12.3 Termination for Breach. Each Party shall have the right to terminate this Agreement upon breach by the other Party of one or more of such Party’s material obligation under this Agreement, if the breaching Party has not cured such breach within thirty (30) calendar days (or fifteen (15) business days in the case of a failure to make a payment when properly due) after written notice of the breach. The foregoing notwithstanding, in the event that a breach is not reasonably capable of being cured with thirty (30) days (a “Continuing Breach”), then this Agreement shall not terminate if the breaching Party, during the thirty (30) day period following notice of breach, promptly undertakes steps reasonably anticipated to cure the breach and thereafter uses continuing diligent efforts to cure the breach, whether or not such cure is completed within such thirty (30) day period. Notwithstanding the foregoing, the nonbreaching Party shall have the right to terminate this Agreement if the breaching Party has not cured a Continuing Breach within ninety (90) days after the initial written notice of such breach referred to in this first sentence of this Section 12.3.

12.4 Termination for Insolvency. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party: (i) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to the other Party, or (ii) upon an assignment of all or substantially all of the assets of the other Party for the benefit of creditors, or (iii) in the event a receiver, bankruptcy trustee or custodian is appointed for other Party’s business, or (iv) if all or substantially all of the other Party’s business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding or any attachment or similar process, such right to terminate shall only become effective if such proceeding is not dismissed within ninety (90) days after the filing thereof (each event described in this Section 12.4, an “Insolvency Event”).

(a) Schering’s Rights to Intellectual Property. The Parties acknowledge and agree that all of the rights and licenses granted to Schering under this Agreement shall be deemed for all purposes (including without limitation for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”) and any analogous laws in any other country in the Territory) to be licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code, and that Schering shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including without limitation Section 365(n). Such rights shall include, as Schering may elect in a written request, and subject to Schering’s continuing obligation to make all royalty payments due under this Agreement, the right immediately upon such request: (i) to perform all of the obligations provided in this Agreement to be performed by ViroPharma including, where applicable and without limitation, providing to Schering portions of any intellectual property related to the Compound and/or Products (including all embodiments thereof) held by ViroPharma and its successors and assigns or that is otherwise available to them; or (ii) to require ViroPharma (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a bankruptcy Trustee) to provide to Schering all such intellectual property (including all embodiments thereof) held by ViroPharma and such successors and assigns or that is otherwise available to them. Whenever ViroPharma or any of its successors or assigns provides to Schering any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 12.4(a), Schering shall have the right to perform the obligations of ViroPharma hereunder with respect to such intellectual property, but neither such provision nor such performance by Schering shall release ViroPharma from any such obligation or liability for failing to perform such obligations.

(b) Extent of Schering’s Rights. All rights, powers and remedies of Schering provided for in Section 12.4 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Bankruptcy Code). Upon the occurrence of any Insolvency Event by ViroPharma, Schering, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Bankruptcy Code) in such event. The parties agree that they intend the foregoing Schering rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of the Bankruptcy Code: (i) the right of access to any intellectual property (including all embodiments thereof) of ViroPharma, or any Third Party with whom ViroPharma contracts to perform an obligation of ViroPharma under this Agreement which is necessary for the development, registration, manufacture and/or marketing of Compounds and/or Products in the Field in the Territory; and (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work.

12.5 Effect of Breach or Termination of the SaSy Agreement.

(a) Breach of the SaSy Agreement. This Agreement shall terminate immediately upon termination (but not expiration) of the SaSy Agreement. In the event that ViroPharma becomes aware (whether through receipt of notice of termination from Sanofi-Synthelabo or otherwise) of any breach or anticipated breach by ViroPharma of any of its material obligations under the SaSy Agreement (including without limitation any failure to make royalty payments to Sanofi-Synthelabo for any reason including an Insolvency Event involving ViroPharma), ViroPharma shall notify Schering within two (2) business days of the nature of such breach and the steps to be initiated by ViroPharma to cure the breach and provide Schering with a copy of the termination notice, if applicable. In addition, if ViroPharma reasonably believes that any notice of breach and/or termination of the SaSy Agreement received from Sanofi-Synthelabo is not factually and/or legally justified, it shall promptly notify Schering if ViroPharma intends to contest the alleged breach and/or Sanofi-Synthelabo’s right to terminate the SaSy Agreement (a “Contested Breach”), which notice shall include a description of the factual and legal arguments supporting ViroPharma’s position.

(b) Schering’s Right to Cure. Following ViroPharma’s receipt of a written notice from SaSy of ViroPharma breach’s of the SaSy Agreement (other than a Contested Breach which shall be subject to the terms of Section 12.5(c)), if ViroPharma fails to cure any such breach of the SaSy Agreement at least five (5) business days prior to the expiration of the applicable cure period for the breach as provided under the SaSy Agreement, then Schering shall have the right to immediately undertake any actions, in its name or in the name of ViroPharma, that Schering considers reasonably necessary to cure the breach on behalf of ViroPharma in order to avoid termination of the SaSy Agreement. Schering’s rights under this Section 12.5(b) shall include, without limitation, the right to make on ViroPharma’s behalf any royalty payments or other payments to Sanofi-Synthelabo that are due under the SaSy Agreement. ViroPharma shall fully cooperate with Schering in connection with the performance of any activities undertaken by Schering pursuant to this Section 12.5(b). Nothing in this Section 12.5(b), or any actions undertaken by Schering pursuant hereto, shall be construed as a waiver, or as otherwise releasing, ViroPharma from any liability under this Agreement, or otherwise at law or equity, resulting from any breach of its obligations under this Agreement. In addition, to the extent that Schering makes any royalty payments or other payments to Sanofi-Synthelabo under the SaSy Agreement pursuant to this Section 12.5(b) in order to avoid termination of the SaSy Agreement and retain Schering’s rights and licenses under this Agreement, (1) Schering shall have the right to deduct any such payments to Sanofi-Synthelabo from any of its payment obligations to ViroPharma under Article VI of this Agreement, and (2) Schering and its Affiliates shall have no further obligations to ViroPharma, and ViroPharma shall have no right to receive any further payments from Schering, with respect to any such deducted amounts. In addition, ViroPharma shall, within forty-five (45) days after receipt of detailed invoices to be provided by Schering, pay to Schering an amount equal to the total of: (x) any royalty payments or other payments to Sanofi-Synthelabo that are due under the SaSy Agreement and that are made by Schering to Sanofi-Synthelabo pursuant to this Section 12.5(b); and (y) any other documented reasonable out-of-pocket costs and expenses incurred by Schering or its Affiliates in curing a breach of the SaSy Agreement in accordance with this Section 12.5(b), other than any payment made by Schering to Sanofi-Synthelabo in excess of the amount described in the foregoing clause (x) of this Section 12.5(b).

(c) Contested Breach. With respect to any Contested Breach of the SaSy Agreement, Schering rights under Section 12.5(b) to undertake actions necessary to cure the alleged breach shall not apply during the pendency of any ongoing arbitration or other dispute resolution proceedings between ViroPharma and Sanofi-Synthelabo with respect to such alleged breach. ViroPharma shall keep Schering reasonably informed as to the status of such dispute resolution proceedings and shall not enter into any settlement or other agreement to resolve such dispute without Schering’s prior written consent if such settlement or resolution would result in: (i) the termination of the SaSy Agreement; (ii) the loss of all or any portion of the license rights granted to Schering under this Agreement; (iii) the imposition of any injunction or other restrictions that could adversely affect the development or commercialization of the Products by Schering in the Field in the Territory; or (iv) the imposition of any additional payment obligations of other financial obligations upon Schering or its Affiliates. In the event that any such dispute resolution proceedings result in a decision that ViroPharma is in breach of the SaSy Agreement, then ViroPharma shall promptly notify Schering to that effect and Schering’s rights under Section 12.5(b) shall become fully effective with respect to the Contested Breach as of the date of such decision.

(d) Exception for Insolvency Events. The provisions of Section 12.5(c) shall not apply with respect to any Contested Breach to the extent that (1) ViroPharma is subject to an Insolvency Event and (2) the Contested Breach relates to a failure by ViroPharma to make payments to Sanofi-Synthelabo under the SaSy Agreement. In such event, Schering’s rights under Section 12.5(b) to make payments to Sanofi-Synthelabo on behalf ViroPharma to avoid termination of the SaSy Agreement and to deduct those payments from Schering’s obligations to ViroPharma under this Agreement shall be fully exercisable at any time whether or not ViroPharma is contesting the alleged breach.

(e) Breach Caused by Schering. Notwithstanding the provisions of Sections 12.5(a), 12.5(b), 12.5(c) and 12.5(d), to the extent that a breach or anticipated breach of the SaSy Agreement is caused by a breach by Schering of one or more of its obligations under this Agreement, Schering’s rights under the aforementioned Sections shall not apply and the provisions of Sections 12.3 shall govern. In addition, in the event that Schering becomes aware of any breach or anticipated breach by Schering of any of its material obligations under this Agreement that causes or may cause a breach of the SaSy Agreement, Schering shall notify ViroPharma within two (2) business days of the nature of such breach and the steps to be initiated by Schering to cure such breach.

(f) Failure to Notify. The Parties acknowledge and agree that under no circumstances will ViroPharma have any liability to Schering or its Affiliates as a result of any failure by ViroPharma to notify Schering hereunder of a breach or anticipated breach of the SaSy Agreement to the extent that such breach is due, in whole or in part, to the acts or omissions Schering. The Parties further acknowledge and agree that under no circumstances will Schering have any liability to ViroPharma or its Affiliates as a result of any failure by

Schering to notify ViroPharma hereunder of a breach or anticipated breach of this Agreement that causes or may cause a breach of the SaSy Agreement to the extent that such breach is due, in whole or in part, to the acts or omissions ViroPharma.

12.6 Effects of Termination. The terms of this Section 12.6 shall govern the rights and obligations of the Parties following the termination (but not expiration) of this Agreement.

(a) Additional Rights Granted to ViroPharma. The following additional provisions shall only apply in the event of: (1) any termination of this Agreement under Section 12.2; (2) termination of this Agreement by ViroPharma under Section 12.3 as a result of breach by Schering; or (3) termination of this Agreement by ViroPharma under Section 12.4 as a result of an Insolvency Event involving Schering. The provisions of this Section 12.6(a) shall not apply in the event of expiration of this Agreement pursuant to Section 12.1 or upon any termination of this Agreement by Schering under Section 12.3 (as a result of breach by ViroPharma) or Section 12.4 (as a result of an Insolvency Event involving ViroPharma).

(i)	Effective upon the termination of this Agreement, all licenses granted to Schering hereunder shall terminate and all such rights shall revert to ViroPharma.

(ii)	Schering shall reasonably cooperate with ViroPharma to promptly transfer and deliver to ViroPharma, or its designee, all INDs, pending NDAs or other applications for Regulatory Approval, NDAs and any Regulatory Approvals for the Products in the Territory.

(iii)	Schering shall provide ViroPharma with a detailed summary (including quantities and expiration dates) of all of its then remaining inventory of the Compound and/or Product in Schering’s or in its Affiliates’, sublicencees’ or other Third Party contractors’ possession or control that will not be distributed or sold pursuant to Section 12.7 (the “Remaining Inventory”). Upon written request by ViroPharma, and to the extent permissible under applicable law, Schering shall transfer and deliver the Remaining Inventory to ViroPharma, or its designee. ViroPharma shall reimburse Schering for all such materials at an amount equal to [***] of Schering’s fully burdened cost of goods for such materials, such payment to be made within thirty (30) days after ViroPharma’s receipt of such materials; provided that, if ViroPharma terminates this Agreement under Section 12.3 as a result of breach by Schering, then ViroPharma shall reimburse Schering for all such materials at an amount equal to [***] of Schering’s fully burdened cost of goods.

(iv)	If a Third Party is manufacturing Product for Schering, then upon ViroPharma’s request, Schering will assign to ViroPharma Schering’s rights and obligations in any agreement that Schering enters into with a Third Party manufacturer of Product. If Schering is itself manufacturing

Product for Commercial Sale, and:

(A)	if Schering terminates this Agreement pursuant to Section 12.2 above, or if ViroPharma terminates this Agreement pursuant to Section 12.4 above due to a Schering

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Insolvency Event, then Schering and ViroPharma shall enter into good-faith negotiations with respect to an agreement to manufacture and supply Compound and/or Product to ViroPharma; provided, however that nothing in this Section 12.(vi)(a)(iv) shall be construed as creating any obligation for either Schering or ViroPharma to enter into to such an agreement, or as otherwise obligating Schering or its Affiliates to manufacture or supply any quantities of Compound and/or Products to ViroPharma; or

(B)	if ViroPharma terminates this Agreement pursuant to Section 12.3 then upon ViroPharma’s request, Schering shall supply Product to ViroPharma for [***] from the date of such notice of termination under commercially reasonable terms and conditions to be negotiated by the Parties in good faith.

(v)	Schering shall reasonably cooperate with ViroPharma with respect to the prompt transfer of the manufacturing process and related know-how to ViroPharma or its designated Third Party manufacturing contractor.

(vi)	In the event such termination occurs after the First Commercial Sale of the Product in the Territory, then Schering shall, upon request, provide ViroPharma with the then current promotional materials developed by or for Schering for use in connection with the marketing, advertising and promotion of the Product in the Territory.

(vii)	In the event such termination occurs before the First Commercial Sale of the Product in the Territory, then effective upon ViroPharma’s request following such termination, Schering hereby grants ViroPharma, or its designee, an exclusive, royalty-free, perpetual, irrevocable license, with the right to sublicense, under all of Schering’s applicable intellectual property rights to (1) all Product Improvements and (2) the R&D Results, in connection with the development of the Product in the Territory, for the sole and exclusive purpose of enabling ViroPharma (or its Affiliates) to make, have made, use, sell, offer for sale, import or export such Products in the Field in the Territory. Nothing in Article X above shall limit or restrict ViroPharma’s use of the Product Improvements or the R&D Results upon the grant of the license to ViroPharma described in this Section 12(a)(vii), notwithstanding anything to the contrary in Article X.

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(viii)	In the event such termination occurs after the First Commercial Sale of the Product in the Territory, then effective upon ViroPharma’s request following such termination, Schering hereby grants ViroPharma, or its designee, a perpetual, irrevocable, exclusive license, with the right to sublicense, under all of Schering’s applicable intellectual property rights to (1) all Product Improvements, (2) the R&D Results and (3) any Schering Trademarks then being used in connection with the development, marketing and sale of the Product in the Territory, for the sole and exclusive purpose of enabling ViroPharma (or its Affiliates) to make, have made, use, sell, offer for sale, import or export such Products in the Field in the Territory. Solely in the case of a termination by Schering under Section 12.2 above or a termination by ViroPharma under Section 12.4 due to a Schering Insolvency Event, any such licenses shall be subject to the payment to Schering (or its designated Affiliate) of a royalty on all Net Sales of the Product in the Field in the Territory determined with reference to the royalty rates set forth below:

Number of [***] after First Commercial Sale Termination Occurs	Royalty Rate
[***]

Such royalties shall be payable in US dollars within [***] after the end of each calendar quarter. ViroPharma’s royalty obligations hereunder shall expire on a country-by-country basis upon the expiration of the relevant United States or Canadian Patent Rights (as applicable) having one or more Valid Claims to such Product; provided, however, that ViroPharma shall thereafter continue to pay to Schering a trademark royalty of [***] of all Net Sales of the Product in the Field in the Territory using a Schering Trademark. Schering shall have audit rights on terms and conditions analogous to those set forth in Sections 6.7 and 6.8. Nothing in Article X above shall limit or restrict ViroPharma’s use of the Product Improvements or the R&D Results upon the grant of the license to ViroPharma described in this Section 12(a)(viii), notwithstanding anything to the contrary in Article X. For purposes of clarity, any royalties payable under this Section 12.6(a)(viii) are separate and distinct from, and shall have no affect upon, any royalties payable to Schering under Section 6.11.

(ix)	In the event that termination occurs after the First Commercial Sale of the Product in the Territory, then Schering shall, upon request, grant to ViroPharma the limited, royalty-free right to use Schering’s or its Affiliates’ name and/or logos to the extent the

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

such name and logos are incorporated in any existing promotional materials, labeling or packaging for the Product in the Territory. Any such rights of use shall be granted solely to the extent reasonably necessary to enable ViroPharma to continue to distribute, market and sell the Product in the Field in the Territory following such termination. The rights granted to ViroPharma pursuant to this Section 12.6(vi) shall expire upon the earlier of (1) the exhaustion of all quantities of Product purchased by ViroPharma from the Remaining Inventory, or (ii) [***] after the termination of this Agreement.

(b) Additional Rights Granted to Schering. The following additional provisions shall only apply in the event of: (1) termination of this Agreement by Schering under Section 12.3 as a result of breach by ViroPharma; or (2) termination of this Agreement by Schering under Section 12.4 as a result of an Insolvency Event involving ViroPharma. The provisions of this Section 12.6(b) shall not apply in the event of expiration of this Agreement pursuant to Section 12.1 or upon any termination of this Agreement by Schering under Section 12.2 or by ViroPharma under Section 12.3 (as a result of breach by Schering) or Section 12.4 (as a result of an Insolvency Event involving Schering).

(i)	Except as provided in Section 12.6(b)(ii), effective upon the termination of this Agreement, all licenses granted to Schering hereunder shall terminate and all such rights shall revert to ViroPharma.

(ii)	Schering shall have the right, exercisable upon written notice to ViroPharma, to retain a paid-up, non-exclusive, royalty-free license of identical scope to the licenses granted under Article II; provided, however, that such non-exclusive license shall not include any of the rights licensed to ViroPharma under the SaSy Agreement.

(iii)	Schering shall have the right to contract directly with Sanofi-Synthelabo to obtain a co-exclusive license to make, have made, use, import and export, offer for sale and sell the Compound and/or the Product in the Field in the Territory under the Patent Rights, Know-How and Trademarks licensed to ViroPharma under the SaSy Agreement. ViroPharma shall consent to the grant of any such co-exclusive license by Sanofi-Synthelabo and shall promptly amend the SaSy Agreement to permit the grant of such a license.

12.7 Rights to Sell Inventory. In the event of any termination, but not expiration, of this Agreement, Schering and its Affiliates shall have the right to continue to distribute and sell or otherwise dispose of any inventory of Compound and/or Products in stock at the time of termination for a period of up to [***] after such termination. The Parties acknowledge and agree that notwithstanding such termination, any sales of the

[***]	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Product pursuant to this Section 12.7 by Schering or its Affiliates after termination of this Agreement shall be subject to Schering’s obligation to pay royalties pursuant to Article VI.

12.8 Surviving Terms. The terms and conditions of Sections 2.5, 4.4, 4.5, 5.5, 6.7, 6.8, 8.5, 8.9, 10.1, 10.2, 10.3, 12.6, 12.7 and 12.8, and Articles 1, 9 and 13 will survive the expiration or earlier termination of this Agreement and will remain in full force and effect and binding upon the Parties hereto in accordance with their express terms.

XIII.	MISCELLANEOUS

13.1 Independent Contractors. It is expressly agreed that ViroPharma and Schering are independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Except as expressly set forth in Section 12.5, neither ViroPharma nor Schering shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

13.2 Notices. Any notices hereunder shall be deemed made (i) five (5) business days after having been sent by registered or certified mail, postage prepaid, or (ii) one (1) business day after having been sent by overnight mail, with signed, confirmed receipt, or (iii) on the day of hand delivery or delivery by a nationally recognized overnight delivery service, or (iv) on the day of facsimile transmission (with electronic confirmation of receipt) and a confirmation copy sent via first class mail (postage pre-paid), in each case if addressed to the Party as provided below, or to such other address as a Party may hereafter designate by notice in writing.

If to ViroPharma:

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, Pennsylvania 19341

Attention: General Counsel

Fax – (610) 458-7380

If to Schering:

Schering Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07032

Attention: Senior Vice President, Global Licensing

Fax - (908) 298-7366

cc: Law Department – Senior Legal Director, Licensing

Fax - (908) 298-2739

13.3 Entire Agreement. This Agreement, together with the exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All previous agreements, including all express or implied agreements and understandings, either oral or written, heretofore made are superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

13.4 Dispute Resolution. Any and all disputes, disagreements claims or controversies arising out of or in any way connected with or related to this Agreement, whether arising before or after the expiration of the term of this Agreement, and including, without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom, or the rights, privileges, duties and obligations of the parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) arising between the Parties (collectively, a “Dispute”) shall be resolved through the procedures set forth in this Section 13.4 and in Exhibit C, attached hereto.

(a) Senior Executive Oversight. Any unresolved Dispute shall first be referred to a designated senior executives from each of Schering and ViroPharma who shall promptly meet and use good faith efforts to reach agreement on resolution of the Dispute. In the event that such representatives of Schering and ViroPharma are unable to resolve the Dispute within thirty (30) days, then either Party shall have the right to submit the Dispute to binding arbitration in accordance with the provisions of Section 13.4(b) by providing written notice to the other Party.

(b) Binding Arbitration. Any and all Disputes which cannot be resolved by the Parties pursuant to Section 13.4(a) shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified by the provisions set forth in Exhibit C, attached hereto.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of laws provisions thereof.

13.6 Descriptive Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, and are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

13.7 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures (including by facsimile) of each of the Parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such

Party to any liability or place them in breach of any term or condition of this Agreement if such failure is caused by any cause beyond the reasonable control of such non-performing Party, including without limitation, acts of God, fire, explosion, flood, drought, war, riot, terrorism, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right, provided, however, that the Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than thirty (30) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable. Nothing herein shall be construed as obligating either Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any Third Party.

13.9 Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties shall, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provision in light of the intent of this Agreement.

13.10 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to ViroPharma or Schering from time to time by the government of the United States of America. Furthermore, Each of Schering and ViroPharma agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

13.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.12 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The foregoing notwithstanding, either Party may, without the other Party’s consent, assign its rights and obligations under this Agreement, (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of all or substantially all of its assets pertaining to this Agreement to an unrelated Third Party, provided, however, that the assigning Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets relating to the subject matter hereof, including those business assets that are the subject of this Agreement. Any purported assignment in violation of this Section 13.12 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.13 Change of Control. The Parties acknowledge and agree that in the event that ViroPharma experiences a Change of Control (as defined below), all of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of ViroPharma’s successor in interest as a result of such Change of Control. In particular, it is acknowledged and agreed that any such Change of Control involving ViroPharma shall have no effect on (1) Schering’s ownership of and rights to all Product Improvements, Business Information, R&D Results, INDs, NDAs and Regulatory Approvals for the Compound and/or the Products in the Territory in the manner contemplated by, and subject, the terms and conditions of this Agreement, or (2) any of Schering’s rights under this Agreement with respect to the Compound, Products, Patent Rights or Know-How that are licensed or otherwise granted to Schering, including without limitation Schering’s rights to control the filing, prosecution, maintenance, defense and enforcement of Patent Rights under Article XI. The term “Change of Control” shall mean the occurrence of (i) a reorganization, merger or consolidation of ViroPharma with a Third Party if the current shareholders of ViroPharma (determined immediately prior to the reorganization, merger or consolidation taking effect) hold, directly or indirectly, fifty percent (50%) or more of the surviving corporation (determined immediately after such reorganization, merger or consolidation takes effect), or (ii) the acquisition by any Third Party or “group” (within the meaning of Section 13(d) or 14(d) of the US Securities Exchange Act of 1934, as amended) other than the current officers and directors of ViroPharma has acquired, directly or indirectly, the beneficial ownership, by way of merger, consolidation or otherwise of fifty percent (50%) or more of the voting power of ViroPharma on a fully-diluted basis, or (iii) the sale, lease or transfer of all or substantially all of the assets of ViroPharma to any Third Party or group not controlled directly or indirectly by ViroPharma. ViroPharma shall promptly notify Schering in writing if ViroPharma (or its successor in interest) is required by any governmental authority or agency to divest or otherwise dispose of (or voluntarily elects to divest or otherwise dispose of) all of ViroPharma’s rights, title and interest to the Patent Rights, Compound and Products (including without limitation ViroPharma’s rights and obligations under this Agreement and the SaSy Agreement) in connection with preparations for, as a result of, or at any time following, a Change of Control.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the last date set forth below.

SCHERING CORPORATION		VIROPHARMA INCORPORATED

By:	/s/ E. Kevin Moore	By:	/s/ Michel de Rosen
Name:	E. Kevin Moore	Name:	Michel de Rosen
Title:	Vice President and Treasurer	Title:	President & CEO
Date:	November 3, 2004	Date:	November 3, 2004

SCHERING-PLOUGH LTD.

By:	/s/ E. Kevin Moore
Name:	E. Kevin Moore
Title:	Vice Chairman
Date:	November 3, 2004

51